Exhibit (b)(i)

CREDIT AGREEMENT
BETWEEN
SIERRA WIRELESS, INC.
as Borrower
AND
THE TORONTO-DOMINION BANK
as Administrative Agent
AND
CANADIAN IMPERIAL BANK OF COMMERCE
as Documentation Agent
AND
THE FINANCIAL INSTITUTIONS
from time to time parties hereto,
as Lenders
AND
TD SECURITIES and CIBC WORLD MARKETS,
as Co-Lead Arrangers
MADE AS OF
December 1, 2008

TABLE OF CONTENTS

ARTICLE 1 — INTERPRETATION		1
1.01	Definitions	1
1.02	Headings	21
1.03	Accounting Practices	21
1.04	Permitted Encumbrances	21
1.05	Currency	21
1.06	Paramountcy	21
1.07	Non-Business Days	22
1.08	Interest Payments and Calculations	22
1.09	Determinations By the Borrower	22
1.10	Schedules	23

ARTICLE 2 — THE CREDIT FACILITIES		23
2.01	Credit Facilities	23
2.02	Purpose of Credit Facilities	23
2.03	Manner of Borrowing	24
2.04	Nature of the Credit Facilities	24
2.05	Drawdowns, Conversions and Rollovers	24
2.06	Agent’s Obligations with Respect to Advances	25
2.07	Lenders’ and Agent’s Obligations with Respect to Advances	25
2.08	Irrevocability	25
2.09	Cancellation or Permanent Reduction of the Revolving Facility	25
2.10	Termination of LIBOR Advances	25
2.11	Advances under the Term Facility	26

ARTICLE 3 — DISBURSEMENT CONDITIONS		26
3.01	Conditions Precedent to an Initial Advance	26
3.02	Conditions Precedent to Subsequent Advances under the Revolving Facility	29
3.03	Conditions Precedent to Subsequent Advances under the Term Facility	29
3.04	Waiver	29

ARTICLE 4 — EVIDENCE OF DRAWDOWNS		30
4.01	Account of Record	30

ARTICLE 5 — PAYMENTS OF INTEREST AND STANDBY FEES		30
5.01	Interest on Prime Rate Advances	30
5.02	Interest on US Base Rate Advances	30
5.03	Interest on LIBOR Advances	30
5.04	No Set-Off, Deduction etc.	31
5.05	Standby Fees	31
5.06	Fees	31
5.07	Overdue Principal and Interest	31
5.08	Interest on Other Amounts	31

ARTICLE 6 — BANKERS’ ACCEPTANCES AND LETTERS OF CREDIT		32
6.01	Bankers’ Acceptances	32
6.02	Letters of Credit	33

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ARTICLE 7 — REPAYMENT		36
7.01	Mandatory Repayment of Principal — Revolving Facility	36
7.02	Mandatory Repayment of Principal — Term Facility	36
7.03	Voluntary Repayments and Reductions	37
7.04	Mandatory Repayments from Proceeds of Debt Issues	37
7.05	Mandatory Repayments on Additional Financings	37
7.06	Mandatory Repayment on Dispositions	37
7.07	Mandatory Repayments from Proceeds of Insurance	38
7.08	Mandatory Repayments from Excess Cash following Completion of the W Offer	38
7.09	Mandatory Repayment from Redemption of the W Debentures	38
7.10	Excess Over the Maximum Amounts	39
7.11	Payment of Breakage Costs etc.	39

ARTICLE 8 — PLACE AND APPLICATION OF PAYMENTS		39
8.01	Place of Payment of Principal, Interest and Fees	39
8.02	Netting of Payments	40

ARTICLE 9 — REPRESENTATIONS AND WARRANTIES		40
9.01	Representations and Warranties	40
9.02	Survival and Repetition of Representations and Warranties	45

ARTICLE 10 — COVENANTS		46
10.01	Positive Covenants	46
10.02	Financial Covenants	50
10.03	Reporting Requirements	50
10.04	Negative Covenants	51

ARTICLE 11 — SECURITY		53
11.01	Form of Security	53
11.02	Insurance	54
11.03	After Acquired Property and Further Assurances	54
11.04	Application of Proceeds of Security	54
11.05	Security Charging Real Property	55

ARTICLE 12 — DEFAULT		55
12.01	Events of Default	55
12.02	Acceleration and Termination of Rights	57
12.03	Payment of Bankers’ Acceptances and Letters of Credit	58
12.04	Remedies Cumulative and Waivers	58
12.05	Termination of Lenders’ Obligations	58
12.06	Saving	58
12.07	Perform Obligations	59
12.08	Third Parties	59
12.09	Set-Off or Compensation	59
12.10	Realization of Security	59
12.11	Application of Payments	59
12.12	Consultant	60

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ARTICLE 13 — THE AGENT AND THE LENDERS		60
13.01	Knowledge and Required Action	60
13.02	Request for Instructions	60
13.03	Actions by Lenders	60
13.04	Provisions for Benefit of Lenders Only	61
13.05	Payments by Agent	62
13.06	Acknowledgements, Representations and Covenants of Lenders	62
13.07	Rights of Agent	63

ARTICLE 14 — GENERAL		63
14.01	Exchange and Confidentiality of Information	63
14.02	Nature of Obligations under this Agreement	63
14.03	Addresses, Etc. for Notices	64
14.04	Governing Law and Submission to Jurisdiction	64
14.05	Judgement Currency	64
14.06	Benefit of the Agreement	65
14.07	Survival	65
14.08	Severability	65
14.09	Whole Agreement	65
14.10	Further Assurances	65
14.11	Time of the Essence	65
14.12	Delivery by Facsimile Transmission	66
14.13	Anti-Money Laundering Legislation	66

TABLE OF SCHEDULES

Schedule AA	—	Model Credit Agreement Provisions
Schedule A	—	Lenders and Commitments
Schedule B	—	Notice of Request for Advance
Schedule C	—	Repayment Notice
Schedule D	—	Compliance Certificate
Schedule E	—	Borrowing Base Certificate
Schedule F	—	Guarantors on Closing Date
Schedule 9.01(6)	—	Taxes
Schedule 9.01(9)	—	Litigation
Schedule 9.01(12)	—	Description of Real Property
Schedule 9.01(13)	—	Insurance Policies
Schedule 9.01(18)	—	Corporate Structure
Schedule 9.01(19)	—	Relevant Jurisdictions
Schedule 9.01(21)	—	Intellectual Property
Schedule 9.01(22)	—	Material Contracts
Schedule 9.01(33)	—	Non-Arm’s Length Transactions

iii

CREDIT AGREEMENT

THIS AGREEMENT is made as of December 1, 2008.

B E T W E E N:

SIERRA WIRELESS, INC., a corporation existing under the laws of Canada (hereinafter referred to as the “Borrower”)

- and -

THE TORONTO-DOMINION BANK, in its capacity as Administrative Agent (the “Agent”)

- and -

Each financial institution from time to time party to this Agreement and shown as a Lender on the signature pages hereto (hereinafter in such capacities individually referred to as a “Lender” and collectively in such capacities referred to as the “Lenders”).

WHEREAS the Borrower has requested the Credit Facilities and the Lenders have agreed to provide the Credit Facilities to the Borrower on the terms and conditions herein set forth;

AND WHEREAS The Toronto-Dominion Bank will be the Agent as contemplated by Section 7.1 of Schedule AA;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained the parties hereto agree as follows:

ARTICLE 1 — INTERPRETATION

1.01  Definitions

In this Agreement unless something in the subject matter or context is inconsistent therewith:

“Account Debtor” means any Person who is obligated to pay an Account Receivable.

“Account Receivable” means any right of a Person to payment for services rendered or goods sold in the ordinary course of business classified as an account receivable in accordance with GAAP.

“Acquisition” shall mean, with respect to any Person, any purchase or other acquisition, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an Equity Interest in, such other Person that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the Property of any other Person, or (b) any division, business, operation or undertaking of any other Person or of all or substantially all of the Property of any division, business, operations or undertakings of any other Person.

“Additional Financing” shall mean any transaction or series of transactions under which any Person or Persons acquires, purchases or otherwise effects any equity interest or investment in, an Obligor or enters into or is granted any right, option or agreement with respect to any such transaction, but shall not include (i) any shares or equity interest in any Obligor issued to any other Obligor; (ii) any shares or equity interest in the Borrower issued to any director, officer, employee or consultant of the Borrower or any Obligor; (iii) any shares or equity interest in the Borrower issued for the purposes of raising additional funds to complete the Wavecom Offer.

“Administrative Questionnaire” has the meaning set forth in Schedule AA.

“Advance” means a borrowing by the Borrower by way of a Prime Rate Advance, a US Base Rate Advance, a BA Equivalent Note, a LIBOR Advance, acceptance by a Lender of a draft or depository bill presented for acceptance as a Bankers’ Acceptance, the issuance of a Letter of Credit by a Lender, and any reference relating to the amount of Advances shall mean the sum of the principal amount of all outstanding Prime Rate Advances, US Base Rate Advances and LIBOR Advances, whether as a result of a Drawdown, Conversion, Rollover or deemed advance, plus the face amount of all outstanding Bankers’ Acceptances and BA Equivalent Notes plus the maximum amount payable under Letters of Credit.

“Affiliate” has the meaning set forth in Schedule AA.

“Agent” means The Toronto-Dominion Bank in its capacity as administrative agent for the Lenders, including any successor agent pursuant to Section 7.7 of Schedule AA.

“Agent’s Payment Branch” means the branch of the Agent located at 77 King Street West, 18th Floor, Royal Trust Tower, TD Centre, Toronto, Ontario, M5K 1A2, Facsimile (416) 982-5535 (with a copy faxed to (212) 827-7820), or such other office that the Agent may from time to time designate by notice to the Borrower and the Lenders.

“Agreement” means this credit agreement, the schedules and all amendments made hereto in accordance with the provisions hereof as amended, revised, replaced, supplemented or restated from time to time.

“AMF” means the French Autorité des Marchés Financiers.

“Annual Business Plan” means the annual business plan of the Borrower, prepared on a consolidated basis, with detailed financial projections and budgets on a quarterly basis for the following three Fiscal Years, in each case consisting of a balance sheet, statement of income, retained earnings, statement of cash flows, proposed Capital Expenditures and a list of assumptions upon which such projections are based.

“Applicable Law” has the meaning set forth in Schedule AA.

“Applicable Margin” means with respect to any Advance the percentage rate per annum determined in accordance with clauses (a) through (e) below. For the purposes of clause (e) below, the percentage rate per annum will be based on the Total Debt to EBITDA Ratio as at the end of the Borrower’s most recently completed Fiscal Quarter (in this definition such Fiscal Quarter is the “Relevant Quarter”). The Applicable Margin to be applied with respect to an Advance shall be the Applicable Margin on the relevant date of the Drawdown, Conversion or Rollover, as the case may be. Following repayment in full and cancellation of the Term Facility, the Applicable Margin shall change, if required, only once per Fiscal Quarter, on the third Business Day (the “Applicable Margin Adjustment Date”), after the earlier of (i) the date the unaudited quarterly financial statements required to be delivered pursuant to Section 10.03(2) for the Relevant Quarter and the related Compliance Certificate required to be delivered pursuant to Section 10.03(3) are delivered to the Agent, and (ii) the date such financial statements and Compliance Certificate are required to be delivered to the Agent. Each Applicable Margin shall be adjusted on the Applicable Margin Adjustment Date. In accordance with Sections 5.01 and 5.02, Prime Rate Advances and US Base Rate Advances, respectively, will be subject to adjustment on such date. Notwithstanding anything else in this definition, for the purpose of determining the Applicable Margin following repayment in full and cancellation of the Term Facility, if the Borrower fails to deliver financial statements or a Compliance Certificate when required, the Total Debt to EBITDA Ratio shall be deemed to be greater than 1.00:1.0 until such documents have been delivered. For greater certainty, there shall be no adjustments to LIBOR Advances, Bankers’ Acceptances and BA Equivalent Notes and Letters of Credit that are outstanding on the Applicable Margin Adjustment Date.

(a)

Prime Rate Margin/US Base Rate Margin	BA Stamping Fee Rate, LIBO Rate Margin, Letters of Credit Fee Rate
275 bps	375 bps (with respect to 80,617,365 Euros of the Lazard Letter of Credit and any Letter of Credit issued under the Revolving Facility)

The pricing grid applies to both the Revolving Facility and the Term Facility.

(b) Upon the occurrence of, and during the continuance of, an Event of Default, the Applicable Margin shall be as indicated in clause (a) above for the applicable type of Advance, plus 2.00% per annum.

(c) Upon repayment in full and cancellation of Term Facility, the Applicable Margin shall be as indicated in clause (a) above for the applicable type of Advance, less .50% per annum.

(d) If the Term Facility is not repaid in full and cancelled on or before the date which is ninety (90) days following the Closing Date, the Applicable Margin shall be as indicated in clause (a) above for the applicable type of Advance, plus .50% per annum.

(e) If at any time following repayment in full and cancellation of the Term Facility, the Total Debt to EBITDA Ratio is greater than 1.00:1.0, the Applicable Margin shall be as indicated in clause (a) above for the applicable type of Advance, plus .50% per annum.

“Applicable Margin Adjustment Date” has the meaning set forth in the definition of Applicable Margin.

“Applicable Order” means any applicable domestic or foreign order, judgment, award or decree made by any court or Governmental Authority.

“Approved Fund” has the meaning set forth in Schedule AA.

“Arm’s Length” has the meaning specified in the definition of “Non-Arm’s Length”.

“Assignment and Assumption” has the meaning set forth in Schedule AA.

“Associate” means an “associate” as defined in the Canada Business Corporations Act.

“Auditor” means the Borrower’s auditor, being KPMG LLP and includes its successors and any replacement auditor of recognized national standing from time to time.

“BA Discount Proceeds” means, with respect to a particular Bankers’ Acceptance or BA Equivalent Note, the following amount:

F

1+D × T
365

where

F means the face amount of such Bankers’ Acceptance or BA Equivalent Note;

D means the applicable BA Discount Rate for such Bankers’ Acceptance or BA Equivalent Note; and

T means the number of days to maturity of such Bankers’ Acceptance or BA Equivalent Note, with the amount as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up.

“BA Discount Rate” means, (a) for any Bankers’ Acceptance or BA Equivalent Note to be accepted by a BA Lender that is a Schedule I Lender on any Drawdown Date, Rollover Date or Conversion Date, as the case may be, CDOR on such Drawdown Date, Rollover Date or Conversion Date, as the case may be, for a period identical to the term to maturity of the relevant Bankers’ Acceptance or BA Equivalent Note and (b) for any Bankers’ Acceptance or BA Equivalent Note to be accepted by a BA Lender that is not a Schedule I Lender, the lesser of (i) such Lender’s own bankers’ acceptance rate if such Lender has a bankers’ acceptance rate and (ii) CDOR plus 0.10% per annum.

“BA Equivalent Note” has the meaning set forth in Section 6.01(1).

“BA Lender” means any Lender which has not notified the Agent in writing that it is unwilling or unable to accept Drafts as provided for in Article 6.

“BA Stamping Fee” means the amount calculated by multiplying the face amount of a Bankers’ Acceptance or a BA Equivalent Note by the BA Stamping Fee Rate and then multiplying the result by a fraction, the numerator of which is the number of days to elapse from and including the date of acceptance of such Bankers’ Acceptance or purchase of such BA Equivalent Note by a Lender up to but excluding the maturity date of such Bankers’ Acceptance or BA Equivalent Note and the denominator of which is 365 or 366, as the case may be in such year.

“BA Stamping Fee Rate” means, with respect to a Bankers’ Acceptance or a BA Equivalent Note, the applicable percentage rate per annum indicated below the reference to “BA Stamping Fee Rate” in the definition of “Applicable Margin” relevant to the period in respect of which a determination is being made.

“Bankers’ Acceptance” or “BA” means a depository bill, as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of a Draft signed by or on behalf of the Borrower and accepted by a BA Lender as contemplated under Section 6.01 or, for Lenders not participating in clearing services as contemplated in that Act, a draft or other bill of exchange in Canadian Dollars that is signed on behalf of the Borrower and accepted by a Lender.

“Borrower” means Sierra Wireless, Inc., a Canadian corporation, and includes its successors by amalgamation or otherwise.

“Borrower’s Counsel” means the firm of Blake, Cassels & Graydon LLP or such other firm or firms of legal counsel as the Borrower may from time to time designate.

“Borrowing Base” means 80% of the Eligible Accounts Receivable, less Priority Payables.

“Borrowing Base Certificate” means a certificate in the form of Schedule E executed by the chief financial officer of the Borrower on behalf of the Borrower which shall contain an aged listing of Accounts Receivable and accounts payable, in each case on a consolidated basis, as of the close of business on the last day of the preceding calendar month.

“Breakage Costs” means all costs, losses and expenses incurred by any Lender by reason of the liquidation or deployment of deposits or other funds, the breakage of LIBOR contracts, the redeployment of funds, the loss of investment opportunity or for any other reason whatsoever resulting from the prepayment of any Advance, all as set out in a certificate delivered to the Borrower by any Lender entitled to receive such reimbursement.

“Business” means the business of developing, marketing and supporting wireless wide area products.

“Business Day” shall mean any day other than a Saturday or a Sunday on which banks generally are open for business in Toronto, Ontario and Vancouver, British Columbia and when used in respect of LIBOR Advances, shall mean any day other than a Saturday or a Sunday on which banks are generally open for business in Toronto, Ontario, New York, New York and London, England and on which transactions can be carried on in the London interbank market and when used in respect of US Base Rate Advances, shall mean any day other than a Saturday or a Sunday on which banks generally are open for business in Toronto, Ontario, Vancouver, British Columbia and New York, New York.

“Canadian Dollars”, “Cdn. Dollars” and “Cdn.$” mean the lawful money of Canada.

“Canadian Welfare Plan” means any medical, health, hospitalization, insurance or other employee benefit or welfare plan or arrangement applicable to employees resident in Canada of an Obligor.

“Capital Expenditures” means, for any period, any expenditure made by any Person for the purchase, lease, acquisition, license, erection, development, improvement, construction, repair or replacement of capital assets, and any expenditure related to a Capital Lease or any other expenditure required to be capitalized, all as determined in accordance with GAAP.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral Accounts” has the meaning set forth in Section 2.11.

“CDOR” means, for any day and relative to Bankers’ Acceptances or BA Equivalent Notes having any specified term and face amount, the average of the annual rates for Bankers’ Acceptances having such specified term and face amount (or a term and face amount as closely as possible comparable to such specified term and face amount) of the banks named in Schedule I of the Bank Act (Canada) that appears on the Reuters Screen CDOR page as of 10:00 a.m. on such day (or, if such day is not a Business Day, as of 10:00 a.m. (Toronto time) on the preceding Business Day), provided that if such rate does not appear on the Reuters Screen CDOR page at such time on such date, CDOR for such date will be the annual discount rate of interest (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. (Toronto time) on such date at which the Agent is then offering to purchase bankers’ acceptances accepted by it having a comparable aggregate face amount and identical maturity date to the aggregate face amount and maturity date of such Bankers’ Acceptances or BA Equivalent Notes, as the case may be.

“Change in Law” has the meaning set forth in Schedule AA.

“Change of Control” means the occurrence of any transaction or event whereby (a) any Person individually, or acting in concert with a group of other Persons or another Person shall purchase or acquire, directly or indirectly, legally or beneficially, equity of the Borrower, having the ordinary power to elect a majority of the board of directors of persons performing similar functions; or (b) the aggregate number of the voting common shares in the capital of the Borrower owned and controlled by any Person individually, or acting in concert with a group of other Persons or another Person would be at least 50.1% of the total amount of all of the voting common shares in the capital of the Borrower which are issued and outstanding. For the purposes of this definition, “control” of any Person means the possession, directly or indirectly, of the power to elect or appoint a majority of the board of directors of, or persons performing similar functions in respect of, such Person whether through the ownership of voting securities, by contract, or otherwise.

“Closing Date” means December 1, 2008 or such later date as may be agreed to by the parties hereto.

“Commitment” means, in respect of each Lender from time to time, the maximum amount of Advances which the Lender has covenanted to make as set forth in Schedule A to this Agreement (which shall be amended and distributed to all parties by the Agent from time to time as other Persons become Lenders), which for greater certainty shall in each case be reduced by such Lender’s Proportionate Share of the amount of any permanent repayments, reductions or prepayments required or made hereunder.

“Compliance Certificate” means the certificate required pursuant to Section 10.03(3), substantially in the form annexed as Schedule D and signed by a senior officer of the Borrower.

“Contingent Obligation” means, as to any Person, any obligation, whether secured or unsecured, of such Person guaranteeing or indemnifying, or in effect guaranteeing or indemnifying, any indebtedness, leases, dividends, letters of credit or other monetary obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person as an account party in respect of a letter of credit or letter of guarantee issued to assure payment by the primary obligor of any such primary obligation and any obligations of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect of such primary obligation; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Control” has the meaning set forth in Schedule AA.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control, which together with the

Borrower and any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Conversion” means a conversion of an Advance pursuant to Section 2.05(1).

“Conversion Date” means the date specified by the Borrower as being the date on which the Borrower has elected to convert one type of Advance into another type of Advance and which shall be a Business Day.

“Conversion Notice” means the notice of request for advance substantially in the form annexed hereto as Schedule B to be given to the Agent by the Borrower pursuant to Section 2.05.

“Credit Facilities” means the Revolving Facility and the Term Facility and “Credit Facility” means either one of them.

“Debt” means, with respect to any Person, without duplication, the aggregate of the following amounts, at the date of determination: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of Property or services which constitute indebtedness; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as Capital Leases; (f) all reimbursement obligations, contingent or otherwise, of such Person under acceptance, letter of credit and similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any partnership or shareholder or other equity interests of such Person; (h) all Contingent Obligations of such Person in respect of Debt of another Person; (i) the negative Market Value owing by such Person under each Hedge Arrangement; and (j) any other obligation arising under arrangements or agreements that, in substance, provide financing to such Person.

“Default” has the meaning set forth in Schedule AA.

“Depreciation Expense” means, for any period with respect to any Person, depreciation, amortization, depletion and other like reductions to income of such Person for such period not involving any outlay of cash, determined, without duplication and determined on a consolidated basis, in accordance with GAAP.

“Disposition” means any sale, assignment, transfer, conveyance, lease or other disposition of any asset of any Obligor in a single transaction or a series of related transactions and the word “Dispose” shall have a correlative meaning.

“Distribution” shall mean, with respect to any Person, any payment, directly or indirectly, by such Person: (a) of any dividends on any shares of its capital, other than dividends payable in shares; (b) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any Equity Interests of such Person; (c) for the purpose of the redemption of the Wavecom Debentures; (d) of any other distribution in respect of any Equity Interests; (e) of any principal of or interest or premium or fees on or related to an indebtedness or liability of such Person whether ranking, at law or by contract, in right of payment subordinate to any liability of such Person under the Loan Documents or otherwise; or (f) of any management, consulting or similar fee or compensation or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director, officer or member of the management of such Person or an Affiliate of such Person or to any Person not dealing at Arm’s Length with such first Person (for greater certainty, compensation paid by an Obligor in the course of its business to directors, officers and members of management of Obligors shall not constitute Distributions hereunder).

“Documentation” means all systems, user, technical or other documentation or information (including any input or output formats, program listings, narrative descriptions, operating instructions or manuals, specifications, user guides and systems, user or technical manuals) that have been, are or may be provided in connection with Software and includes any corrections, replacements, modifications or releases thereof or thereto, whether distributed in print, magnetic, electronic, video or other format.

“Draft” has the meaning set forth in Section 6.01(1).

“Drawdown” means:

(a) the advance of a Prime Rate Advance, a US Base Rate Advance or a LIBOR Advance;

(b) the issue of Bankers’ Acceptances or BA Equivalent Notes; or

(c) the issue of Letters of Credit.

“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof and which shall be a Business Day.

“Drawdown Notice” means the notice of request for advance substantially in the form annexed hereto as Schedule B to be given to the Agent by the Borrower pursuant to Section 2.05.

“EBITDA” means, for any period with respect to the Borrower, the Net Income of the Borrower for such period

(a) increased by the sum of (without duplication)

(i) Interest Expense for such period;

(ii) Income Tax Expense for such period;

(iii) Depreciation Expense for such period;

(iv) non-cash stock compensation for such period,

in each case to the extent that such amounts were deducted in the calculation of Net Income for such period; and

(b) decreased or increased by the sum of extraordinary, unusual or non-cash non-recurring items, to the extent included in Net Income for such period.

For greater certainty, (i) any costs that the Borrower has to expense as a result of changes in accounting rules under GAAP for acquisitions and (ii) any foreign exchange non-cash gains or losses, shall not be included for the purposes of calculating EBITDA.

“Eligible Accounts Receivable” means at any time, any Account Receivable of the Borrower and each of its Subsidiaries existing pursuant to the laws of Canada or any Province of Canada or the United States (net of any credit balance, returns, trade discounts, or unbilled amounts or retention) that meets and at all times continues to meet all of the standards of eligibility for Eligible Accounts Receivable from time to time established by the Agent and revised by the Agent. Without in any way limiting the discretion of the Agent to establish other or further standards of eligibility from time to time, Eligible Accounts Receivable shall not include any Account Receivable for which any of the following statements is not accurate and complete (and the Borrower by including such account in any computation of the Borrowing Base shall be deemed to represent and warrant to the Agent and the Lenders that to the knowledge of the Borrower all of the following statements are accurate and complete with respect to such account):

(a) it is a valid and legally enforceable obligation of the Account Debtor;

(b) such account is genuine as appearing on its face or as represented in the books and records of the Borrower or any Subsidiary of the Borrower existing pursuant to the laws of Canada or any Province of Canada or the United States;

(c) such account is free from valid claims regarding rescission, cancellation or avoidance, whether by operation of law or otherwise, and except to the extent of any reduction made pursuant to paragraph (e) of this definition is net of all then applicable holdbacks provided however, if the Account Debtor has agreed that it will pay such portion of the account that is not being claimed to be rescinded, cancelled or avoided, such portion of the Accounts Receivable shall be allowed;

(d) such account does not relate to services not as of yet completed;

(e) without limiting the generality of paragraph (c) of this definition, is not subject to any offset, counterclaim or other defence on the part of the Account Debtor or any claim by the Account Debtor that denies liability in whole or in part; and, if the Account Debtor denies liability only in part, the undisputed portion of the Account Receivable shall be allowed so long as the Account Debtor has agreed that it will pay such portion not in dispute in accordance with its terms;

(f) no invoice evidencing it is unpaid ninety (90) days after the date of it being rendered (i.e. ninety (90) days from the invoice date);

(g) such account is not payable by an Account Debtor which is (or who together with its Affiliates are) more than ninety (90) days unpaid after the date of its invoices being rendered (i.e. more than ninety (90) days from the invoice date) with regard to 15% or more of the total accounts owed to the Obligors by such Account Debtor and their Affiliates;

(h) it is owed by an Account Debtor existing pursuant to the laws of Canada or any Province of Canada or the United States of America unless supported by a letter of credit, insurance provided by Export Development Corporation or such other insurance acceptable to the Agent;

(i) it is denominated in either Canadian Dollars or United States Dollars;

(j) it is subject to a first priority security interest in favour of the Agent that has been perfected under Applicable Law governing the perfection of such security interest created under the applicable Security;

(k) such account is, and at all times will be, free and clear of all Encumbrances other than Permitted Encumbrances;

(l) the Account Receivable does not arise from a sale or lease to or rendering of services to an Affiliate of any Obligor or to an employee, agent, shareholder, director or other representative of any Obligor, or, in each case, to their respective Affiliates;

(m) in the case of the sale of goods, the subject goods have been sold to an Account Debtor on a true sale basis on open account, or subject to contract, and not on consignment, on approval or on a “sale or return” basis or subject to any other repurchase or return agreement, no material part of the subject goods has been returned, rejected, lost or damaged, and such account is not evidenced by chattel paper or an instrument of any kind unless possession or control of such chattel paper or instrument has been delivered to the Agent on terms acceptable to the Agent;

(n) the Account Debtor of the Account Receivable is not a Governmental Authority except to the extent the Account Receivable is assignable without consent or all necessary consents to assignment have been obtained; and

(o) the Account Debtor obligated on the Account Receivable has not ceased to carry on business or become insolvent, admitted its inability to pay its debts as they come due or that it is otherwise insolvent, made a general assignment for the benefit of its creditors, or consented to or applied for the appointment of a receiver, trustee, custodian, liquidator for itself or any material part of its Property, and no petition has been filed by or against the Account Debtor under any bankruptcy or reorganization law which is outstanding at such date.

Any Eligible Accounts Receivable which are at any time Eligible Accounts Receivable but which subsequently fail to meet any of the foregoing requirements and any other standards of eligibility for Eligible Accounts Receivable reasonably established by the Agent shall, in consultation with the Borrower (but not subject to approval by the Borrower) immediately cease to be Eligible Accounts Receivable.

“Eligible Assignee” has the meaning set forth in Schedule AA.

“Encumbrance” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s Property, or any consignment or Capital Lease of Property by such Person as consignee or lessee or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation of that Person, and “Encumbrances”, “Encumbrancer”, “Encumber” and “Encumbered” shall have corresponding meanings.

“Environmental Laws” means any Applicable Law relating to the environment including those pertaining to:

(a) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Materials, and

(b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Materials, including those pertaining to occupational health and safety.

“Equity Interest” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participation rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership, limited liability company or unlimited liability company, partnership or membership interests (whether general or limited), as applicable, and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“Equivalent Amount” means with respect to any two currencies, the amount obtained in one such currency when an amount in the other currency is converted into the first currency using the Agent’s noon spot rate on the Business Day with respect to which such computation is required for the purpose of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, together with the regulations thereunder as the same may be amended from time to time. Reference to Sections of ERISA also refer to any successive Sections thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Obligor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event” (as defined in Section 4043 of ERISA or the regulations issued thereunder) with respect to a Pension Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Obligor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any Obligor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the incurrence by any Obligor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (g) the receipt by any Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euros” means the common currency which member states of the European Union have adopted as a single currency.

“Event of Default” means any of the events or circumstances described in Section 12.01.

“Excluded Subsidiaries” means collectively, Sierra Wireless Technology (Shenzhen), Ltd., Wireless Acquisition Sub, Inc. and 415103 Canada Inc.

“Excluded Taxes” has the meaning set forth in Schedule AA.

“Federal Funds Effective Rate” means, for any day, an annual rate of interest, expressed on the basis of a year of 360 days, equal, for each day during such period, to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York or, for any day on which that rate is not published for that day by the Federal Reserve Bank of New York, the simple average of the quotations for that day for such transactions received by the Agent from three United States federal funds brokers of recognized standing selected by it.

“Filing Letter” means the letter submitted, pursuant to the Mandate Letter, by the Presenting and Guaranteeing Bank to the AMF on the date of filing of the Wavecom Offer, together with all attachments thereto, including without limitation, the Wavecom Draft Offer Prospectus, the financial appraisal by the Presenting and Guaranteeing Bank of the consideration offered for the Wavecom Shares and the Wavecom Debentures, and a draft of the press release announcement related to the Wavecom Offer.

“Financial Assistance” means, without duplication and with respect to any Person, all loans granted by that Person or Contingent Obligations incurred by that Person for the purpose of or having the effect of providing financial assistance to another Person or Persons, including, without limitation, letters of guarantee, letters of credit, legally binding comfort letters or indemnities issued in connection therewith, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business), obligations to purchase assets regardless of the delivery or non-delivery thereof and obligations to make advances or otherwise provide financial assistance to any other entity and for greater certainty “Financial Assistance” shall include any guarantee of any third party lease obligations.

“Fiscal Quarter” means each successive three-month period of the Borrower’s Fiscal Year ending on or about March 31, June 30, September 30 and December 31.

“Fiscal Year” means, in respect of the Borrower, the twelve month period ending on or about the last day of December in any year.

“Four Quarter Period” means as at the last day of any particular Fiscal Quarter of the Borrower, the period of four consecutive Fiscal Quarters which includes the Fiscal Quarter ending as of the date of such calculation (including the last day thereof) and the immediately preceding three Fiscal Quarters.

“French Bidco” means Sierra Wireless France, a société par actions simplificée having its registered office located at 1 rue Favard, 75002 Paris, France, registered with the registry of trade and companies of Paris under management No (“numéro de gestion”) 2008 B 24530.

“French Bidco Loan Agreements” means collectively, (i) the master intragroup loan agreement relating to the financing of the Wavecom Debentures dated December 1, 2008 between the Borrower, as lender and French Bidco, as borrower in the principal amount of 80,617,365 Euros and (ii) the master intragroup loan agreement relating to the financing of Wavecom Shares dated December 1, 2008 between the Borrower, as lender and French Bidco, as borrower in the principal amount of 137,382,635 Euros.

“Fund” has the meaning set forth in Schedule AA.

“GAAP” means those accounting principles which are recognized as being generally accepted and which are in effect from time to time in the United States, as published in the Handbook of the Canadian Institute of Chartered Accountants.

“Governmental Authority” has the meaning set forth in Schedule AA.

“Guarantors” means, collectively, all Subsidiaries of the Borrower from time to time (other than (i) Wavecom and each of its Subsidiaries, unless Wavecom or any such Subsidiary delivers a guarantee pursuant to Section 10.01(25), (ii) French Bidco, (iii) Luxco and (iv) Excluded Subsidiaries) and includes, without limitation, each of those Persons identified on Schedule E and their successors and assigns and “Guarantor” means any one of them.

“Hazardous Material” shall mean any substance, product, waste, pollutant, material, chemical, contaminant, dangerous goods, constituent or other material listed, regulated, or addressed under any Requirements of Environmental Law, including, without limitation, asbestos, petroleum product or by-product, polychlorinated biphenyls, radon and any “hazardous waste” as defined by the Resource Conservation and Recovery Act (United States), as amended.

“Hedge Arrangement” means, for any period, for any Person, any arrangement or transaction between such Person and any other Person which is an interest rate swap transaction, basis swap, forward interest rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency interest rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations and each reference to a “derivative” in Schedule AA is to be treated as a reference to a “Hedge Arrangement”.

“Hostile Take-Over Bid” shall mean a Take-Over Bid by an Obligor or in which an Obligor is involved, in respect of which the board of directors (or persons performing similar functions) of the Person whose securities are subject to such Take-Over Bid has recommended rejection of such Take-Over Bid.

“Income Tax Expense” means, with respect to the Borrower, for any period, the aggregate, without duplication and on a consolidated basis, of all current Taxes on the income of the Borrower for such period, determined in accordance with GAAP.

“Indemnified Taxes” has the meaning set forth in Schedule AA.

“Initial Period” means the initial offer period pursuant to the Wavecom Offer Documents as established and possibly extended by the AMF according to AMF public notices, and ending on the date of disclosure of its definitive outcome by an AMF notice.

“Intellectual Property” means the intellectual property of every nature including patents, patent applications, trade-marks, trade-mark applications, Software , trade names, service marks, copyrights, copyright registrations and trade secrets including, without limitation, customer lists and information and business opportunities, industrial designs, proprietary software, technology, recipes and formulae and other similar intellectual property rights.

“Interbank Reference Rate” means the interest rate expressed as a percentage per annum which is customarily used by the Agent when calculating interest due by it or owing to it arising from correction of errors and other adjustments between it and other Canadian chartered banks.

“Interest Expense” of the Borrower means, for any period, without duplication and on a consolidated basis, the aggregate amount of interest and other financing charges paid or payable by the Borrower, on account of such period with respect to Debt including interest, amortization of discount and financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers’ acceptance financing, standby fees, the interest component of Capital Leases and net payments (if any) pursuant to Hedge Arrangements involving interest, all as determined in accordance with GAAP.

“Interest Expense Coverage Ratio” means, for the most recently completed Four Quarter Period the ratio of (a) EBITDA for such period to (b) Interest Expense.

“Interest Payment Date” means,

(a) with respect to each Prime Rate Advance and US Base Rate Advance, the first Business Day of each calendar month; and

(b) with respect to each LIBOR Advance, the last Business Day of each applicable Interest Period and, if any Interest Period is longer than ninety (90) days, the last Business Day of each such ninety (90) day period during such Interest Period.

“Interest Period” means,

(a) with respect to each Prime Rate Advance and US Base Rate Advance, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and terminating on the date selected by the Borrower hereunder for the Conversion of such Advance into another type of Advance or for the repayment of such Advance;

(b) with respect to each Bankers’ Acceptance and BA Equivalent Note, the period selected by the Borrower hereunder and being 1, 2, 3 or 6 months duration, subject to availability, commencing on the Drawdown Date, Rollover Date or Conversion Date of such Advance;

(c) with respect to each LIBOR Advance, the period selected by the Borrower and being 1, 2 or 3 months duration, subject to availability, commencing on the applicable Drawdown Date, Rollover Date or Conversion Date of such Advance, as the case may be; and

(d) with respect to a Letter of Credit, the period commencing on the date of issuance of the Letter of Credit and terminating on the last day that the Letter of Credit is outstanding;

provided that (i) in any case the last day of each Interest Period shall be also the first day of the next Interest Period, (ii) the last day of each Interest Period shall be a Business Day and if the last day of an Interest Period selected by the Borrower is not a Business Day the Borrower shall be deemed to have selected an Interest Period the last day of which is the Business Day next following the last day of the Interest Period otherwise selected unless such next following Business Day falls in the next calendar month in which event such Borrower shall be deemed to have selected an Interest Period the last day of which is the Business Day next preceding the last day of the Interest Period otherwise selected, and (iii) no Interest Period shall expire subsequent to the Maturity Date.

“Investment” in any Person means any direct or indirect (a) acquisition of any Equity Interest in any other Person, or (b) any loan or advance made to any other Person. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its fair market value at the time of such transfer. For greater certainty an Acquisition shall not be treated as an Investment.

“ISDA Master Agreement” means the 1992 or 2002 ISDA Master Agreement (Multi-Currency — Cross Border) as published by the International Swaps and Derivatives Association, Inc., as amended, revised or replaced from time to time.

“Issuing Bank” means TD.

“Judgement Conversion Date” has the meaning set forth in Section 14.05(1)(b).

“Judgement Currency” has the meaning set forth in Section 14.05(1).

“Lazard Letter of Credit” means the Letter of Credit issued by the Issuing Bank on behalf of the Borrower to the Presenting and Guaranteeing Bank on the Closing Date in form and substance satisfactory to the Lenders.

“Lenders” means the Persons designated in Schedule A annexed hereto as either a Revolving Lender, a Term Lender or the Issuing Bank and reference to “Lender” in this Agreement may mean that Lender in its capacity as a Revolving Lender, a Term Lender or, the Issuing Bank, as the case may be, if the context so requires and “Lender” means any one of the Lenders and includes each of their successors and permitted assigns.

“Lenders’ Counsel” means the firm of McCarthy Tétrault LLP or such other firm of legal counsel as the Agent may from time to time designate and any and all local agent counsel retained by McCarthy Tétrault LLP for and on behalf of the Agent.

“Lending Office” means, with respect to a particular Lender, the branch or office specified in Schedule A from which such Lender makes Advances and to which the Agent disburses payments received for the benefit of such Lender.

“Letter of Credit Fee Rate” means, with respect to a Letter of Credit, the annual percentage per annum indicated below the reference to “Letters of Credit Fee Rate” in the pricing grid in the definition of “Applicable Margin” relevant to the period in respect of which determination is being made.

“Letters of Credit” means a letter of credit or letter of guarantee issued by the Issuing Bank pursuant to the Revolving Facility or the Term Facility, as applicable, in either case, at the request and for the account of the Borrower under this Agreement and “Letter of Credit” means any one thereof.

“LIBO Rate” means, for each Interest Period for each LIBOR Advance, the interest rate expressed as a percentage rate per annum calculated on the basis of a 360 day year, equal to:

(a) the simple average (rounded upward, if necessary, to the nearest whole multiple of 1/16 of one percent per annum of the rates per annum) of the rates for deposits in US Dollars or Euros, as applicable, in the London England inter-bank market for a period equal to such LIBOR Interest Period which appears on LIBOR Page 01 of the Reuters Monitor Money Rates Service (or such other page as the Agent, after consultation with the Lenders, shall nominate which replaces that page for the purpose of displaying offered rates of leading banks for London inter-bank deposits in US Dollars or Euros, as applicable, for a period equal to such LIBOR Interest Period) as of 11:00 a.m. London, England time on the second Business Day preceding the first day of such LIBOR Interest Period; or

(b) if a rate is not determinable pursuant to clause (a) of this definition at the relevant time, as determined by the Agent, such rate, as determined by the Agent to be the average (rounded upward, if necessary, to the nearest whole multiple of 1/16 of one percent per annum of the rates per annum) at which deposits in US Dollars or Euros, as applicable, are offered by the principal lending office in London, England of the Agent to leading banks in the London inter-bank market at approximately 11:00 a.m. London, England time on the second Business Day preceding the first day of such LIBOR Interest Period for a period comparable to the LIBOR Interest Period and in an amount comparable to the amount of the LIBOR Advance to be outstanding during such LIBOR Interest Period; or

(c) if the rate is not determinable pursuant to clause (a) or (b) of this definition at the relevant time in respect of the relevant period, Section 2.10 shall apply.

“LIBO Rate Margin” means, for any period, the percentage rate per annum (expressed on the basis of a year of 360 days) applicable to that period as indicated below the reference to “LIBO Rate Margin” in the pricing grid in the definition of “Applicable Margin”.

“LIBOR Advance” means an Advance in United States Dollars or Euros made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the LIBO Rate.

“LIBOR Interest Period” means an Interest Period applicable to any LIBOR Advance.

“Liquidity” means the aggregate amount of (i) the amount of cash held by the Borrower and (ii) the amount available to the Borrower under the Credit Facilities.

“Loan Documents” means (a) this Agreement, the Security, all guarantees delivered by any Obligor pursuant to this Agreement; and each document, agreement, instrument and certificate delivered to the Agent by an Obligor on the Closing Date; (b) the fee letters referred to in Section 5.06; (c) Hedge Arrangements, the Service Agreements and all agreements relating to VISA and other charge cards issued by a Lender; and (d) all present and future security, agreements, documents, certificates and instruments delivered by any Obligor to the Agent or the Lenders after the Closing Date whether or not pursuant to, or in respect of the agreements and documents referred to in clause (a); in each case as the same may from time to time be supplemented, amended or restated, and “Loan Document” shall mean any one of the Loan Documents.

“Lock-Up Agreement” means the undertaking to tender shares dated as of December 1, 2008 between French Bidco, members of the Hekimian family and members of the Alard family with respect to the purchase by French Bidco of 22% of the Wavecom Shares held by such Persons.

“Luxco” means Sierra Wireless Luxembourg S. àr.l., a company incorporated under the laws of Luxembourg as a société à responsabilité limitée, registered with the Luxembourg Register of Commerce and Companies under number B-141993, whose registered office is at 5, rue Guillaume Kroll, L-1882 Luxembourg.

“Majority Lenders” means (i) if there are five (5) Lenders or more, Lenders holding at least 66 2/3% of the Commitments under the Credit Facilities and (ii) if there are four (4) Lenders or less, Lenders holding 100% of the Commitments under the Credit Facilities.

“Mandate Letter” means the agreement (engagement letter as supplemented by the lettre d’instruction) by which the Borrower and French Bidco engage the Presenting and Guaranteeing Bank to act on its behalf as (i) presenting bank (établissement présentateur) pursuant to article 231-13 of the AMF general regulations in order to file and present the Wavecom Offer on behalf of French Bidco, and (ii) in its capacity as guaranteeing bank to guarantee on behalf of French Bidco the content and irrevocable nature of the commitments (la teneur et le caractère irrevocable des engagements) made by French Bidco pursuant to the Wavecom Offer.

“Mandatory Re-Opening Period” means the offer period pursuant to the Wavecom Offer Documents to be compulsorily opened if the Wavecom Offer is successful at the end of the Initial Period, according to a timetable disclosed by an AMF notice published after the Initial Period.

“Market Value” means the amount, if any, that a Person would be required to pay in accordance with the applicable Lender’s usual practice in respect to any Hedge Arrangement in order to terminate the Hedge Arrangement as a result of the Person being “out of the money” on a mark to market valuation of the Hedge Arrangement.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Borrower (including, for greater certainty, Wavecom ) on a consolidated basis, (b) an adverse effect on the legality, validity or enforceability of any of the Loan Documents, including the validity, enforceability, perfection or priority of any Encumbrance created under any of the Security, (c) a material adverse effect on the ability of an Obligor, to pay or perform any of its debts, liabilities or obligations under any of the Loan Documents, or (d) an adverse effect on the right, entitlement or ability of the Agent or the Lenders to enforce their rights or remedies under any of the Loan Documents.

“Material Contracts” means each of the agreements identified in Schedule 9.01(22) and any agreement, contract or similar instrument or understanding entered into from time to time by an Obligor that is material to the Business.

“Material Licences” means, collectively, each licence, permit or approval issued by any Governmental Authority or any applicable stock exchange or securities commission to any Obligor that is material to the Business.

“Maturity Date” means the earlier of December 1, 2009 and the date on which the Credit Facilities are terminated pursuant to Section 12.02.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which any Obligor or any ERISA Affiliate has an obligation to contribute or with respect to which any Obligor or any ERISA Affiliate may incur any liability.

“Net Income” means, for any period, with respect to the Borrower, the consolidated net income (loss) of the Borrower, for such period, all as determined in accordance with GAAP.

“Net Proceeds” means, with respect to any Disposition, the aggregate fair market value of proceeds of such Disposition (whether such proceeds are in the form of cash or other Property or part cash and part other Property) net of reasonable, bona fide direct transaction costs and expenses incurred in connection with such Disposition.

“Non-Arm’s Length” and similar phrases have the meaning attributed thereto for the purposes of the Income Tax Act (Canada); and “Arm’s Length” shall have the opposite meaning.

“Non BA Lender” means any Lender which is not a BA Lender.

“Obligations” means, with respect to any Obligor, all of its present and future indebtedness, liabilities and obligations of any and every kind, nature or description whatsoever (whether direct or indirect, joint or several or joint and several, absolute or contingent, matured or unmatured, in any currency and whether as principal debtor, guarantor, surety or otherwise, including without limitation any interest that accrues thereon after or would accrue thereon but for the commencement of any case, proceeding or other action, whether voluntary or involuntary, relating to the bankruptcy, insolvency or reorganization whether or not allowed or allowable as a claim in any such case, proceeding or other action) to each of the Agent, the Lenders (and their Affiliates), and any of them under, in connection with, relating to or with respect to each of the Loan Documents and any and all Hedge Arrangements, and any unpaid balance thereof.

“Obligors” has the meaning set forth in Schedule AA and includes (i) as of the Closing Date, the Borrower, Luxco, French Bidco and each Guarantor and (ii) as of the date of completion of the Wavecom Offer, the Borrower, Luxco, French Bidco, each Guarantor, Wavecom and all of the Subsidiaries of Wavecom.

“Organizational Documents” means, with respect to any Person, such Person’s articles or other charter documents, by-laws, shareholder agreement, partnership agreement, joint venture agreement, limited liability company agreement or trust agreement, as applicable, and any and all other similar agreements, documents and instruments relative to such Person.

“Other Taxes” has the meaning set forth in Schedule AA.

“Participant” has the meaning set forth in Schedule AA.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means (i) a “pension plan” or “plan” which is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of applicable pension benefits legislation in any Canadian jurisdiction and is applicable to employees resident in Canada of an Obligor, (ii) a “pension plan” (as such term is defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which an Obligor or any ERISA Affiliate may reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA, or (iii) any other pension benefit plan or similar arrangement applicable to employees of an Obligor.

“Permitted Debt” means:

(a) Debt under this Agreement;

(b) Debt in respect of Purchase Money Security Interests and Capital Leases in an outstanding amount not to exceed $5,000,000 in the aggregate at any time;

(c) Debt owing by French Bidco under the French Bidco Loan Agreements;

(d) Debt owing by Sierra UK under a letter of guarantee issued by Royal Bank of Canada in favour of H.M. Customs & Excise in an amount not to exceed 280,000 sterling;

(e) Debt owing by Sierra UK under a letter of guarantee issued by Royal Bank of Canada in favour of Royal Bank of Scotland in an amount not to exceed 125,000 sterling;

(f) Debt owing by the Borrower to Royal Bank of Canada under a corporate VISA account in an amount not to exceed $125,000;

(g) Obligations under Qualifying Hedge Arrangements; and

(h) Debt consented to in writing by the Lenders from time to time and subject to the terms imposed by the Lenders in connection with such consent.

“Permitted Disposition” means (i) Dispositions by the Borrower or Sierra America of their finished goods inventory to any other Obligor in the ordinary course of business, in accordance with the historical practices and solely for the purposes of resale by such receiving Obligor; and (ii) Dispositions to the extent that no Default or Event of Default exists and the aggregate fair market value of all assets Disposed of does not exceed during any Fiscal Year $100,000.

“Permitted Distributions” means (a) all cash amounts and dividends paid by any Obligor to (i) the Borrower or to (ii) an Obligor that owns all of the issued and outstanding shares of the paying Obligor and (b) all cash amounts paid by Wavecom to the Borrower for the purposes of the redemption of the Wavecom Debentures.

“Permitted Encumbrances” means, with respect to any Person, the following:

(a) liens for Taxes not yet due or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person for which reasonable reserves under GAAP are maintained;

(b) undetermined or inchoate liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised and of which none of the Lenders has been given notice, or which relate to obligations not due or payable, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person for which reasonable reserves under GAAP are maintained;

(c) reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests therein, which do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(d) zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, state, municipal and other Governmental Authorities, licences, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licences, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) which do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(e) title defects, encroachments or irregularities or other matters relating to title which are of a minor nature and which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(f) the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(g) the Encumbrance resulting from the deposit of cash or securities in connection with leases and other contracts, insurance, tenders or expropriation proceedings, or to secure workers compensation, employment insurance, surety or appeal bonds, costs of litigation when required by law not to exceed $100,000 or the Equivalent Amount in Canadian Dollars in aggregate outstanding at any time, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(h) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business provided that such security does not materially impair the use of the affected property for the purpose for which it is used by that Person;

(i) the Encumbrance created by a judgment of a court of competent jurisdiction, as long as (A) the judgment is being contested diligently and in good faith by appropriate proceedings and for which reasonable reserves under GAAP are maintained or (B) is promptly satisfied by that Person and does not result in an Event of Default;

(j) the Security;

(k) cash collateral security granted by Sierra UK in favour of Royal Bank of Canada to secure the Debt described in paragraphs (d) and (e) of the definition of “Permitted Debt”;

(l) any lien against Sierra UK arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by Sierra UK;

(m) Purchase Money Security Interests and Encumbrances pertaining to Capital Leases, provided that such Liens secure Permitted Debt; and

(n) such other Encumbrances as agreed to in writing by the Lenders in accordance with this Agreement.

“Person” has the meaning set forth in Schedule AA.

“Presenting and Guaranteeing Bank” means Lazard Frères Banque.

“Prime Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 365 or 366 days, as applicable, which is equal at all times to the greater of (a) the base rate of interest (however designated) of the Agent for determining interest chargeable by it on Canadian Dollar commercial loans made in Canada; and (b) 1.0% above CDOR from time to time for one month Canadian Dollar bankers’ acceptances having a face amount comparable to the face amount in respect of which the applicable Prime Rate calculation is being made.

“Prime Rate Advance” means an Advance in Canadian Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the Prime Rate.

“Prime Rate Margin” means, for any period, the percentage rate per annum applicable to that period as indicated below the reference to “Margin over Prime” in the pricing grid in the definition of “Applicable Margin”.

“Priority Payable” means at any time, any amount due and payable at such time by an Obligor which is secured by an Encumbrance or statutory right or claim in favour of a Governmental Authority which ranks or is capable of ranking prior to or pari passu with the Encumbrances created by the Security in respect of any Account Receivable including, without limitation, amounts due and payable for wages, vacation pay, termination and severance pay, employee deductions (including income, withholding, social security and other employment taxes), sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), workers compensation, municipal taxes, government royalties, pension fund obligations, overdue rents or taxes, and other statutory or other claims that in each case have priority over or may rank pari passu with such Encumbrances created by the Security.

“Property” means, with respect to any Person, all or any portion of its undertaking, property and assets, both real and personal, including for greater certainty any share in the capital of a corporation or ownership interest in any other Person.

“Proportionate Share” means in respect of each Lender from time to time, (a) with respect to a Credit Facility or both Credit Facilities, the percentage of each Credit Facility or of both Credit Facilities, as the case may be, which a Lender has agreed to advance to the Borrower, determined by dividing the Lender’s Commitment in respect of each Credit Facility or of both Credit Facilities, as the case may be, by the aggregate of all of the Lenders’ Commitments with respect to such Credit Facility or both Credit Facilities, as the case may be, and, with respect to an Advance, means the Proportionate Share of the Credit Facility under which such Advance is made in each case and, (b) with respect to the Obligations, pro rata in accordance with the aggregate unpaid amount of the Obligations owed to such Lender, which, in the case of all Qualifying Hedge

Arrangements, shall mean all amounts due thereunder including, with respect to all Qualifying Hedge Arrangements (whether or not governed by an ISDA Master Agreement), as a result of a Termination Event (as such term is defined in the ISDA Master Agreement).

“Purchase Money Security Interest” means an Encumbrance created or assumed by an Obligor securing Debt incurred to finance the unpaid acquisition price of personal Property provided that (a) such Encumbrance is created concurrently with or prior to the acquisition of such personal Property, (b) such Encumbrance does not at any time encumber any Property other than the Property financed or refinanced (to the extent the principal amount is not increased) by such Debt and proceeds thereof, (c) the amount of Debt secured thereby is not increased subsequent to such acquisition, and (d) the amount of Debt secured by any such Encumbrance at no time exceeds 100% of the original acquisition price of such personal Property at the time it was acquired, and for the purposes of this definition the term “acquisition” shall include a Capital Lease and the term “acquire” shall have a corresponding meaning.

“Qualifying Hedge Arrangements” means a Hedge Arrangement provided by a Lender which is entered into after the date hereof and is permitted pursuant to Section 10.04(13).

“Related Parties” has the meaning set forth in Schedule AA.

“Relevant Jurisdiction” means, from time to time, with respect to a Person that is granting Security hereunder, any province or territory of Canada, any state of the United States or any other country or political subdivision thereof, in which such Person has its jurisdiction of formation, chief executive office or chief place of business or has Property and, for greater certainty, at the Closing Date includes the provinces, states and countries set forth in Schedule 9.01(19) attached hereto.

“Relevant Quarter” has the meaning set forth in the definition of Applicable Margin.

“Repayment Notice” means the notice substantially in the form annexed hereto as Schedule C.

“Requirements of Environmental Law” means all requirements of the common law or of statutes, regulations, by-laws, ordinances, treaties, judgments and decrees, and (to the extent that they have the force of law but nevertheless including determinations not having the force of law if responsible and prudent Persons engaged in a business similar to the Business would observe such determinations) rules, guidelines, orders, approvals, notices, permits, directives, and the like, of any federal, territorial, provincial, state, regional, municipal or local judicial, regulatory or administrative agency, board or Governmental Authority in Canada, the United States and any other jurisdiction in which any Obligor has operations or assets relating to environmental or occupational health and safety matters (as they relate to exposure to a Hazardous Material) and the assets and undertaking of any Obligor and the intended uses thereof, including but not limited to, all such requirements relating to: (a) the protection, preservation or remediation of the natural environment (the air, land, surface water or groundwater); (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (c) consumer, occupational or public safety and health (as they relate to exposure to a Hazardous Material); and (d) Hazardous Materials or conditions (matters that are prohibited, controlled or otherwise regulated in connection with the protection of the natural environment and occupational health and safety, such as contaminants, pollutants, toxic substances, dangerous goods, wastes, hazardous wastes, liquid industrial wastes, hazardous materials, petroleum and other materials such as urea formaldehyde and polyurethane foam insulation, asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB contaminated fluids or equipment, lead based paint, explosives, radioactive substances, petroleum and associated products, above ground and underground storage tanks or surface impoundments).

“Requirements of Law” means, as to any Person, the Organizational Documents of such Person and any Applicable Law, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its business or Property or to which such Person or any of its business or Property is subject.

“Revolving Facility” has the meaning set forth in Section 2.01(1).

“Revolving Lenders” means those Lenders designated as such in Schedule A annexed hereto providing the Revolving Facility to the Borrower pursuant to this Agreement.

“Rollover” means a rollover of a maturing Bankers’ Acceptance or BA Equivalent Note into a new Bankers’ Acceptance or BA Equivalent Note, as applicable, or the rollover of a maturing LIBOR Advance into a new LIBOR Advance, or the extension of a maturing Letter of Credit.

“Rollover Date” means the date of commencement of a new Interest Period applicable to a Bankers’ Acceptance, BA Equivalent Note or a LIBOR Advance that is being rolled over or the extension of a Letter of Credit.

“Rollover Notice” means the Notice of Request for Advance substantially in the form annexed hereto as Schedule B to be given to the Agent by the Borrower in connection with the Rollover of a Bankers’ Acceptance, BA Equivalent Note or a LIBOR Advance pursuant to Section 2.05.

“Schedule I Lenders” means those Lenders that are banks that are chartered under the Bank Act (Canada) and named in Schedule I thereto and “Schedule I Lender” means each such bank.

“Security” means all security (including guarantees) held from time to time by or on behalf of the Lenders or the Agent on behalf of the Lenders, securing or intended to secure directly or indirectly repayment of the Obligations and includes, without limitation, all Security Documents.

“Security Documents” means the documents referred to in Article 11.

“Service Agreements” means agreements made between an Obligor and a Lender in respect of cash management, payroll, credit card or other banking services.

“Shareholder Equity” means, with respect to the Borrower, the total shareholders’ equity of the Borrower which shall include the stated capital of all classes or equivalent account in respect of issued and outstanding shares, retained earnings or deficits and contributed surplus less minority interests and excluding any amortization or write-down of goodwill, all as determined in accordance with GAAP.

“Sierra America” means Sierra Wireless America, Inc., a Delaware corporation.

“Sierra UK” means Sierra Wireless (UK) Limited, a corporation existing under the laws of England and Wales.

“Software” means, with respect to any Obligor, all software of such Obligor, including all versions thereof, and all related Documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

“Squeeze-Out” means the retrait obligatoire procedure, by which French Bidco applies to the AMF pursuant to Article 237-16 III of the AMF general regulation, for the mandatory acquisition of all the outstanding Wavecom Shares, if the condition provided by Article 237-14§ 1 of the AMF general regulation is met subsequently to the Mandatory Re-Opening Period, which may be extended to the mandatory acquisition of all the outstanding Wavecom Debentures if the specific condition required by Article 237-14§ 2 is also met.

“Subsidiary” means, at any time, as to any Person, any other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person, and shall include any other Person in like relationship to a Subsidiary of such first mentioned Person.

“Support Agreement” means the memorandum of understanding dated December 1, 2008 between the Borrower and Wavecom.

“Take-Over Bid” shall mean either (a) an offer to acquire outstanding voting or equity securities of a class of a Person whose shares are publicly traded where the securities that are the subject of such offer, together with the offeror’s securities, constitute at least 20% of the outstanding securities of that class of securities on the date the offer is made, or (b) any other event which is a take-over bid within the meaning attributed to such term by any law, treaty, rule, regulation, or requirement of any stock exchange or securities commission, or determination of any arbitrator, court, stock exchange, securities commission or other Governmental Authority, in each case, applicable to or binding on any Obligor.

“Taxes” has the meaning set forth in Schedule AA.

“TD” means The Toronto-Dominion Bank.

“Term Facility” has the meaning set forth in Section 2.01(2).

“Term Facility Advance Date” means the date immediately preceding the date upon which French Bidco is required to purchase Wavecom Shares or Wavecom Debentures in accordance with the Wavecom Offer pursuant to the terms of the Wavecom Offer Documents, in relation to, as the case may be, (i) the Initial Period, (ii) the Mandatory Re-Opening Period and (iii) the Squeeze-Out.

“Term Lenders” means those Lenders designated as such in Schedule A annexed hereto providing the Term Facility to the Borrower pursuant to this Agreement.

“Total Debt” means, with respect to the Borrower, without duplication and on a consolidated basis, all Debt of the Borrower.

“Total Debt to EBITDA Ratio” means, at any time, the ratio of the Borrower’s (a) Total Debt at such time to (b) EBITDA for most recently completed Four Quarter Period.

“United States Dollars”, “US Dollars” and “US $”, “$” means the lawful money of the United States of America.

“US Base Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 365 days or 366 days, as applicable, which is equal at all times to the greater of (a) the base rate of interest (however designated) of the Agent for determining interest chargeable by it on United States Dollar commercial loans in Canada and (b) the sum of (i) the Federal Funds Effective Rate and (ii) 1.0% per annum.

“US Base Rate Advance” means an Advance in United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by a reference to US Base Rate.

“US Base Rate Margin” means, for any period, the percentage rate per annum applicable to that period as indicated below the reference to “US Base Rate Margin” in the pricing grid in the definition of “Applicable Margin”.

“US Offer Documents” means the tender offer documents filed with the Securities Exchange Commission in the United States, including the tender offer statement, which shall contain an offer to purchase Wavecom Shares and a related letter of transmittal and summary advertisement, together with any supplements or amendments thereto.

“Wavecom” means Wavecom S.A., a société anonyme organised under French law, whose registered office is located at 3 esplanade du Foncet, 92442 Issy Les Moulineaux, registered with the Companies Registry of Nanterre under the identification number 391 838 042 and whose shares are traded on Euronext Paris (compartiment B).

“Wavecom Board Recommendation” means the board minutes of W duly executed confirming the execution and delivery of the Support Agreement and according to which the acquisition of Wavecom by the Borrower, or an affiliate thereof, through the Wavecom Offer is in the best interests of Wavecom, its employees, and, subject to consideration of a fairness opinion, its shareholders and other holders of Wavecom Shares and Wavecom Debentures.

“Wavecom Debenture Premium” means an amount equal to 2% of the principal amount of the Wavecom Debentures.

“Wavecom Debentures” means the 2,571,884 1.75% bonds convertible and/or exchangeable for newly issued shares or existing shares by option (obligations à option de conversion et/ou d’echange en actions nouvelles ou existantes-OCEANE) issued by W pursuant to an offering circular dated July 5, 2007.

“Wavecom Draft Offer Prospectus” means the draft offer prospectus of French Bidco as attached to the Filing Letter.

“Wavecom Offer” means the take-over bid (offre publique d’achat) to be filed by the French Bidco, as the case may be, for the acquisition of all of the Wavecom Shares and the Wavecom Debentures pursuant to the Wavecom Offer Documents during the Initial Period, the Mandatory Re-Opening Period and the Squeeze-Out.

“Wavecom Offer Documents” means, collectively, the Support Agreement, the Mandate Letter, the Filing Letter, the Wavecom Draft Offer Prospectus, the Wavecom Offer Prospectus and the US Offer Documents.

“Wavecom Offer Prospectus” means the tender offer prospectus (note d’information) publicly disclosed by French Bidco and approved by the AMF.

“Wavecom Shares” means the issued and outstanding shares of Wavecom.

“Welfare Plan” means (i) a “welfare plan”, as such term is defined in Section 3(1) of ERISA, and (ii) any other medical, health, hospitalization, insurance or other similar employee benefit plan, agreement or arrangement applicable to employees of an Obligor.

1.02  Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.03  Accounting Practices

All calculations for the purposes of determining compliance with the financial ratios and financial covenants contained in this Agreement shall be made in accordance with GAAP on a basis consistently applied for each Four Quarter Period. In the event of a change in such GAAP, the Borrower and the Agent (with the approval of the Lenders) shall negotiate in good faith to revise (if appropriate) such ratios and covenants to reflect GAAP as then in effect, in which case all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained in this Agreement shall be made on a basis consistent with GAAP in existence as at the date of such revisions.

1.04  Permitted Encumbrances

The inclusion of reference to Permitted Encumbrances in any Loan Document is not intended to subordinate and shall not subordinate, and shall not be interpreted as subordinating, any Encumbrance created by any of the Security to any Permitted Encumbrance.

1.05  Currency

Unless otherwise specified in this Agreement, all references to dollar amounts (without further description) will mean United States Dollars.

1.06  Paramountcy

In the event of a conflict in or between the provisions of this Agreement including the provisions of any Schedule annexed hereto or any of the other Loan Documents then, notwithstanding anything contained in such other Loan Document, the provisions of this Agreement will prevail and the provisions of such Schedule or other Loan Document will be deemed to be amended to the extent necessary to eliminate such conflict. In particular, if any act or omission of an Obligor is expressly permitted under this Agreement but is expressly prohibited under another Loan Document, such act or omission shall be permitted. If any act or omission is expressly prohibited under any Loan Document (other than this Agreement), but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under such Loan Document but this Agreement does not expressly relieve the applicable Obligor from such performance, such circumstance shall not constitute a conflict in or between the provisions of this Agreement and the provisions of such Loan Document.

1.07  Non-Business Days

Unless otherwise expressly provided in this Agreement, whenever any payment is stated to be due on a day other than a Business Day, the payment will be made on the immediately following Business Day. Notwithstanding the foregoing, if with respect to any payment of principal or interest on a LIBOR Advance the succeeding Business Day falls in the next calendar month, the due date for payment of such principal or interest shall be the next preceding Business Day. In the case of interest or fees payable pursuant to the terms of this Agreement, the extension or contraction of time will be considered in determining the amount of interest and fees. Unless otherwise expressly provided in this Agreement, whenever any action to be taken is stated or scheduled to be required to be taken on, or (except with respect to the calculation of interest or fees) any period of time is stated or scheduled to commence or terminate on, a day other than a Business Day, the action will be taken or the period of time will commence or terminate, as the case may be, on the immediately following Business Day.

1.08  Interest Payments and Calculations

(1) All interest payments to be made under this Agreement will be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

(2) Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest or rate of fees “per annum” or a similar expression is used, such interest or fees will be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

(3) For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 days or 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

(4) Notwithstanding anything herein to the contrary the Agent shall calculate all fees and interest, including without limitation standby fees and agency fees according to its regular practice. For greater certainty all such calculations shall be without duplication of any day such that neither interest nor fees shall be calculated in respect of the same day twice.

(5) Notwithstanding anything herein to the contrary, in no event shall any interest rate or rates referred to herein (together with other fees payable hereunder which are construed by a court of competent jurisdiction to be interest or in the nature of interest) exceed the maximum interest rate permitted by Applicable Law. If such maximum interest rate would be exceeded by the terms hereof, the rates of interest payable hereunder shall be reduced to the extent necessary so that such rates (together with other fees which are construed by a court of competent jurisdiction to be interest or in the nature of interest) equal the maximum interest rate permitted by Applicable Law, and any overpayment of interest received by the Agent or the Lenders theretofore shall be applied, forthwith after determination of such overpayment, to pay all then outstanding interest, and thereafter to pay outstanding principal, as if the same were a prepayment of principal and treated accordingly hereunder.

1.09  Determinations By the Borrower

All provisions contained herein requiring the Borrower to make a determination or assessment of any event or circumstance or other matter to the best of its knowledge shall be deemed to require the Borrower to make all inquiries and investigations as may be reasonable in the circumstances before making any such determination or assessment.

1.10  Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule AA	—	Model Credit Agreement Provisions
Schedule A	—	Lenders and Commitments
Schedule B	—	Notice of Request for Advance
Schedule C	—	Repayment Notice
Schedule D	—	Compliance Certificate
Schedule E	—	Borrowing Base Certificate
Schedule F	—	Guarantors on Closing Date
Schedule 9.01(9)	—	Litigation
Schedule 9.01(12)	—	Description of Real Property
Schedule 9.01(13)	—	Insurance Policies
Schedule 9.01(18)	—	Corporate Structure
Schedule 9.01(19)	—	Relevant Jurisdictions
Schedule 9.01(21)	—	Intellectual Property
Schedule 9.01(22)	—	Material Contracts
Schedule 9.01(33)	—	Non-Arm’s Length Transactions

ARTICLE 2 — THE CREDIT FACILITIES

2.01  Credit Facilities

Subject to the terms and conditions of this Agreement:

(1) Revolving Facility — The Revolving Lenders establish (on a several and not joint or joint and several basis) in favour of the Borrower a revolving term credit facility (the “Revolving Facility”) in a principal amount (including Advances made in US Dollars and the Equivalent Amount in US Dollars of Advances made in Canadian Dollars) not to exceed the lesser of:

(a) $55,000,000; and

(b) the Borrowing Base.

(2) Term Facility — The Term Lenders establish (on a several and not joint or joint and several basis) in favour of the Borrower a non-revolving term credit facility (the “Term Facility”) in an amount up to 218,000,000 Euros.

2.02  Purpose of Credit Facilities

Advances under the Credit Facilities shall only be used for the following respective purposes:

(a) Advances under the Revolving Facility shall only be used by the Borrower for working capital requirements; and

(b) Advances under the Term Facility in an amount not to exceed 80,617,365 Euros shall only be used by the Borrower to complete the acquisition of the Wavecom Debentures pursuant to the Wavecom Offer in accordance with the Wavecom Offer Documents. Advances under the Term Facility in an amount not to exceed 137,382,635 Euros shall only be used by the Borrower to complete the acquisition of the Wavecom Shares and to fund the payment of the Wavecom Debenture Premium pursuant to the Wavecom Offer in accordance with the Wavecom Offer Documents.

2.03  Manner of Borrowing

(1) The Borrower may, subject to the terms hereof, make Drawdowns, Conversions and Rollovers as applicable under the Revolving Facility:

(a) in Canadian Dollars, by way of Prime Rate Advances and Bankers’ Acceptances (and BA Equivalent Notes);

(b) in United States Dollars, by way of US Base Rate Advances and LIBOR Advances; and

(c) in Canadian Dollars, United States Dollars, by way of Letters of Credit.

Letters of Credit under the Revolving Facility may not exceed an aggregate face value of $25,000,000 or the Equivalent Amount in Canadian Dollars.

(2) The Borrower may, subject to the terms hereof, (a) make the initial Drawdown under the Term Facility on the Closing Date in Euros by way of the Lazard Letter of Credit; and (b) make subsequent Drawdowns, Conversions and Rollovers under the Term Facility on Term Facility Advance Dates in Euros by way of LIBOR Advances. For greater certainty, the aggregate amount of (i) availability under the Lazard Letter of Credit and (ii) LIBOR Advances made by the Term Lenders under the Term Facility, shall at no time exceed the maximum aggregate Commitment of the Term Lenders under the Term Facility.

2.04  Nature of the Credit Facilities

Subject to the terms and conditions hereof, the Revolving Facility is a revolving credit facility and, accordingly, the Borrower may increase or decrease Advances under such Credit Facility, by making Drawdowns, repayments and further Drawdowns of the amount of Advances that have been repaid. The Term Facility is a non-revolving facility and, accordingly, except for Conversions and Rollovers made in accordance with this Agreement, no amounts repaid under the Term Facility may be reborrowed and the limit of the Term Facility (and the Proportionate Share of the Term Lenders’ Commitments under the Term Facility) will be automatically and permanently reduced by the amount of any such repayment so made. Any amount not borrowed by the Borrower after the initial Drawdown under the Term Facility (other than amounts borrowed on Term Facility Advance Dates) shall be cancelled and may not thereafter be borrowed by the Borrower.

2.05  Drawdowns, Conversions and Rollovers

(1) Subject to the provisions of this Agreement, the Borrower may (i) make Drawdowns hereunder; (ii) convert the whole or any part of any type of Advance into any other type of Advance; or (iii) may rollover any Bankers’ Acceptances, BA Equivalent Note or LIBOR Advance on the last day of the applicable Interest Period thereof or extend Letters of Credit in accordance with their terms, by giving the Agent a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be.

(2) In the case of a Drawdown, Conversion or Rollover, the Borrower shall give the Agent a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, three (3) Business Days (in the cases of LIBOR Advances, Bankers’ Acceptances, BA Equivalent Notes and Letters of Credit) and one (1) Business Day (in the case of all other Advances) prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be.

(3) Each Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, shall be delivered by the Borrower on a Business Day on or prior to 11:00 a.m. (Toronto time) to the Agent.

(4) Each Drawdown, Conversion or Rollover under the Revolving Facility shall (i) in the case of Prime Rate Advances, be in a minimum principal amount of Cdn.$1,000,000 and in whole multiples of Cdn.$100,000; and (ii) in the case of Bankers’ Acceptances, be in a minimum face amount of Cdn.$1,000,000 and in whole multiples of Cdn.$100,000; (iii) in the case of US Base Rate Advances, be in a minimum principal amount of $1,000,000 and in whole multiples of $100,000; (iv) and in the case of LIBOR Advances, be in a minimum principal amount of $1,000,000 and in whole multiples of $100,000.

(5) Each Drawdown, Conversion or Rollover under the Term Facility shall, in the case of LIBOR Advances, be in a minimum principal amount of 1,000,000 Euros and in whole multiples of 100,000 Euros, or such other amount as is required to be advanced to complete the acquisition of Wavecom Shares or Wavecom Debentures on a Term Facility Advance Date.

2.06  Agent’s Obligations with Respect to Advances

Upon receipt of a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, the Agent shall forthwith notify the Lenders of the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, of each Lender’s Proportionate Share of such Advance and, if applicable, the account of the Agent to which each Lender’s Proportionate Share is to be credited.

2.07  Lenders’ and Agent’s Obligations with Respect to Advances

Each Lender shall, prior to 11:00 a.m. (Toronto time) on the Drawdown Date, Conversion Date or Rollover Date, as the case may be, specified by the Borrower in a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, credit the Agent’s account specified in the Agent’s notice given under Section 2.06 with such Lender’s Proportionate Share of such Advance and by 2:00 p.m. (Toronto time) on the same date the Agent shall make available the full amount of the amounts so credited to the Borrower (net of the amount of the existing Advance being rolled over or converted as the case may and, if applicable, the BA Stamping Fee).

2.08  Irrevocability

A Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, given by the Borrower hereunder shall be irrevocable and shall oblige the Borrower to take the action contemplated on the date specified therein.

2.09  Cancellation or Permanent Reduction of the Revolving Facility

The Borrower may, at any time, upon giving at least five (5) Business Days prior notice to the Agent, cancel in full or, from time to time, permanently reduce in whole or in part the Revolving Facility; provided, however that any reduction under the Revolving Facility shall be in a minimum amount of $1,000,000 and increments of $100,000. If the Revolving Facility is so reduced, the Commitments of each of the Revolving Lenders shall be reduced pro rata in the same proportion that the amount of the reduction in the Revolving Facility bears to the then current Commitments of the Revolving Lenders in effect immediately prior to such reduction.

2.10  Termination of LIBOR Advances

(1) If at any time a Lender determines, acting reasonably, (which determination shall be conclusive and binding on the Borrower) that:

(a) the LIBO Rate does not adequately reflect the effective cost to the Lender of making or maintaining a LIBOR Advance; or

(b) it cannot readily obtain or retain funds in the London interbank market in order to fund or maintain any LIBOR Advance for a LIBOR Interest Period selected by the Borrower or cannot otherwise perform its obligations hereunder with respect to any LIBOR Advance for any such period;

then the Lender shall inform the Agent and upon at least four (4) Business Days written notice by the Agent to the Borrower,

(c) the right of the Borrower to request LIBOR Advances for such period from that Lender shall be and remain suspended until the Agent notifies the Borrower that any condition causing such determination no longer exists; and

(d) if the Lender is prevented from maintaining a LIBOR Advance, the Borrower shall, at its option, either repay the LIBOR Advance to that Lender or convert the LIBOR Advance into other forms of Advance which are permitted by this Agreement, and the Borrower shall be responsible for any loss or expense that the Lender incurs as a result, including Breakage Costs, if the Lender is prevented from maintaining a LIBOR Advance.

(2) If at any time the Agent determines that the LIBO Rate is not determinable pursuant to clause (a) or (b) in the definition of “LIBO Rate”, the Agent shall so notify the Borrower, and the right of the Borrower to request

LIBOR Advances for such period shall be and remain suspended until the Agent notifies the Borrower that any condition causing such determination no longer exists.

2.11  Advances under the Term Facility

(1) The Borrower hereby confirms and agrees that 137,382,635 Euros has been deposited with the Agent on the Closing Date in cash collateral accounts (the “Cash Collateral Accounts”) maintained by the Borrower with the Agent, shall be used by the Borrower solely for the purposes of (i) securing the obligations of the Issuing Bank to fund the acquisition of Wavecom Shares and to fund the payment of the Wavecom Debenture Premium only pursuant to the terms of the Lazard Letter of Credit and (ii) completing the purchase of Wavecom Shares by French Bidco and funding the payment of the Wavecom Debenture Premium pursuant to the Wavecom Offer in accordance with the Wavecom Offer Documents. The Borrower shall have no right to make any withdrawals from the Cash Collateral Accounts at any time. Subject to the terms of the this Agreement, the Borrower hereby authorizes and irrevocably directs the Agent, on each Term Facility Advance Date, to transfer (by wire transfer or otherwise) cash in the Cash Collateral Account to a Euronext account maintained by French Bidco for the purposes of completing the purchase of Wavecom Shares in accordance with the Wavecom Offer and the Wavecom Offer Documents.

(2) The Borrower further confirms and agrees that a portion of the Term Facility not to exceed 80,617,365 Euros shall be available to the Borrower solely for the purposes of (i) securing the obligations of the Issuing Bank to fund the acquisition of Wavecom Debentures only pursuant to the Lazard Letter of Credit and (ii) completing the purchase of Wavecom Debentures by French Bidco pursuant to the Wavecom Offer in accordance with the Wavecom Offer Documents. Subject to the terms of this Agreement, the Borrower hereby authorizes and irrevocably directs the Agent, on each Term Facility Advance Date, to advance (by wire transfer or otherwise) all LIBOR Advances requested by the Borrower, to a Euronext account maintained by French Bidco for the purposes of completing the purchase of Wavecom Debentures in accordance with the Wavecom Offer and the Wavecom Offer Documents.

(3) The amount of cash transferred from the Cash Collateral Accounts and LIBOR Advances made by the Lenders on each Term Facility Advance Date, shall automatically reduce the amount available to be drawn by the Presenting and Guaranteeing Bank under the Lazard Letter of Credit, such that the aggregate amount of (i) cash transferred from the Cash Collateral Accounts and LIBOR Advances outstanding and (ii) the amount available to be drawn under the Lazard Letter of Credit, shall at no time exceed the Commitment under the Term Facility.

ARTICLE 3 — DISBURSEMENT CONDITIONS

3.01  Conditions Precedent to an Initial Advance

The obligations of the Lenders under this Agreement are subject to and conditional upon the following conditions precedent being satisfied as of the date of the first Drawdown:

(a) this Agreement shall have been executed and delivered by all parties hereto;

(b) the Agent shall have received notice as required by the Agent in connection with the issuance of the Letter of Credit under the Term Facility;

(c) the Agent shall have received certified copies of the Organizational Documents of each Obligor, the resolutions authorizing the execution, delivery and performance of each Obligor’s respective obligations under the Loan Documents and the transactions contemplated herein, and the incumbency of the officers of the Obligors;

(d) copies of all shareholder agreements and partnership agreements, if any, applicable to each Obligor, certified by such Obligor to be true, shall have been delivered to the Agent and shall be satisfactory to the Lenders;

(e) certificates of status or good standing, as applicable, for all Relevant Jurisdictions of each Obligor shall have been delivered to the Agent;

(f) each Obligor shall be in compliance with all Material Contracts and Material Licences to the satisfaction of the Lenders, acting reasonably and copies of all Material Contracts and Material Licences if any, applicable to each Obligor, certified by such Obligor to be true, shall have been delivered to the Agent;

(g) the Lenders shall have completed and shall be satisfied with their financial, business, environmental, tax and legal due diligence with respect to the Obligors and the Wavecom Offer, including but not limited to a review of and satisfaction with:

(i) all documentation related to, and all material respects of, the Wavecom Offer, including, without limitation, the Wavecom Board Recommendation, the Support Agreement and each of the other Wavecom Offer Documents;

(ii) the legal structure of the Borrower and its Subsidiaries, both before and after completion of the Wavecom Offer;

(iii) all tax and French legal structuring memorandums with respect to the structuring of the Wavecom Offer and the transactions contemplated herein;

(iv) three year historical audited consolidated financial statements of the Borrower and its draft unaudited interim financial statements for October 31, 2008; and

(v) all Material Contracts and Material Licences.

(h) the Lenders shall be satisfied with the Annual Business Plan delivered to the Agent;

(i) the Lenders shall be satisfied with the terms of the Support Agreement, including, without limitation, satisfaction that, from the Closing Date to the date of repayment in full of the Term Facility, the Support Agreement contains (i) a representation from Wavecom that it is not prohibited by contract or otherwise from redeeming the Wavecom Debentures upon the occurrence of a change of control of Wavecom and (ii) covenants from Wavecom to (A) maintain its cash in an amount not to be less than 110,000,000 Euros, (B) not make any dividends or other Distributions, (C) not to make any Capital Expenditures in excess of 5,000,000 Euros in the aggregate, (D) not to make any acquisitions in excess of 5,000,000 Euros in the aggregate, (E) not to incur any Debt in excess of 5,000,000 Euros in the aggregate, (F) not to amend its Organizational Documents, change its capital structure, (G) not to issue any Equity Interests and (H) not to, directly or indirectly, solicit, initiate, encourage or take any other action to facilitate any other Take-Over Bid of Wavecom;

(j) the Lenders shall be satisfied with the terms of the Lock-Up Agreement, including without limitation, that the Wavecom Shares held by members of the Hekimian family and members of the Alard family will be acquired by French Bidco, subject to the terms of the Lock-Up Agreement;

(k) copies of the executed Support Agreement, the executed Lock-Up Agreement, the Wavecom Board Recommendation and the other Wavecom Offer Documents certified by the Borrower to be true, shall have been delivered to the Agent;

(l) the Lazard Letter of Credit shall be in form and substance satisfactory to the Lenders, and the Presenting and Guaranteeing Bank shall have confirmed to the Agent in writing that such Letter of Credit is in form and substance satisfactory to the Presenting and Guaranteeing Bank and that it will accept such Letter of Credit;

(m) 137,382,635 Euros (or the Equivalent Amount in US Dollars) shall have been deposited by the Borrower to an cash collateral account maintained with the Agent, such cash to be utilized for the purposes of (i) securing the obligations of the Issuing Bank under the Lazard Letter of Credit and (ii) to complete the purchase by French Bidco of Wavecom Shares pursuant to the Wavecom Offer and to pay for the Wavecom Debenture Premium all in accordance with the Wavecom Offer Documents;

(n) A pro forma statement as of the Closing Date demonstrating evidence that the Borrower has Liquidity equal to no less than $97,000,000 and that Wavecom has a minimum cash balance of 30,000,000 Euros, in each case, after giving effect to the Wavecom Offer and the redemption of the Wavecom Debentures and assuming that the terms in the Support Agreement have been honoured, shall have been delivered to the Agent;

(o) the Lenders shall be satisfied that the Wavecom Debentures are redeemable in accordance with their terms pursuant to the change of control provisions contained therein and a currently dated opinion from French counsel confirming such facts shall have been delivered to the Agent;

(p) evidence of repayment in full of all Debt that is not Permitted Debt owing by any Obligor to the existing lenders to such Obligor concurrent with the initial Drawdown under the Credit Facilities shall have been delivered to the Agent;

(q) evidence that the Borrower has obtained all necessary or required consents or approvals of any Governmental Authority (other than the approval from the AMF and certain anti-trust approvals), or other Person in connection with the completion of the Wavecom Offer and the delivery of the Loan Documents;

(r) releases, discharges and postponements with respect to all Encumbrances which are not Permitted Encumbrances, if any, shall have been delivered to the Agent;

(s) payment of all amounts and fees (including reasonable fees of Lenders’ Counsel and agent counsel) payable to the Lenders and the Agent;

(t) duly executed copies of the Security shall have been delivered to the Agent (along with certificates, if any, representing all shares or other securities pledged, together with related stock powers duly executed in blank) and such financing statements or other registrations of such Security, or notice thereof, shall have been filed, registered, entered or recorded in all offices of public record necessary or desirable in the opinion of the Agent to preserve or protect the charges and security interests created thereby;

(u) certified copies of the French Bidco Loan Agreements shall have been delivered to the Agent, and the Lenders shall be satisfied with its form and substance;

(v) a currently dated letter of opinion of Borrower’s Counsel along with the opinions of local counsel (including, without limitation, French counsel and Luxembourg counsel to the Borrower) shall have been delivered to the Agent;

(w) the Borrower shall have delivered to the Agent certificates of insurance acceptable to the Agent showing, inter alia, the Agent as additional insured, loss payee and mortgagee as its interest may appear on all insurance policies that insure the assets to be secured by the Security;

(x) a Borrowing Base Certificate for the Borrower calculating the Borrowing Base as at December 1, 2008 shall have been delivered to the Agent;

(y) a Compliance Certificate calculated as at October 31, 2008 confirming on a pro forma basis compliance with all financial covenants shall have been delivered to the Agent after giving effect to the Wavecom Offer;

(z) no Default or Event of Default has occurred and is continuing on the Drawdown Date or would result from making the Advance and a senior officer of the Borrower shall have certified the same to the Lenders;

(aa) all representations and warranties made by the Borrower are true and correct;

(bb) no Material Adverse Effect has occurred since December 31, 2007;

(cc) an outline of the flow of funds from the Credit Facilities shall have been delivered to the Agent; and

(dd) the Agent shall have received such additional evidence, documents or undertakings as the Lenders shall reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Agreement;

provided that all documents delivered pursuant to this Section 3.01 shall be in full force and effect, and in form and substance satisfactory to the Lenders acting reasonably.

3.02  Conditions Precedent to Subsequent Advances under the Revolving Facility

The obligation of the Lenders to make any Advance to the Borrower under the Revolving Facility on or after the Closing Date is subject to and conditional upon the following conditions precedent being satisfied by the Borrower:

(a) the Agent shall have received timely notice as required under Section 2.05(2);

(b) the representations and warranties pursuant to Section 9.01 are deemed to be repeated and continue to be true and correct as if made on and as of the Drawdown Date except to the extent that such representations and warranties relate specifically to an earlier date;

(c) no Default or Event of Default has occurred and is continuing on the Drawdown Date, or would result from making the Advance;

(d) there shall not exist or have occurred a Material Adverse Effect; and

(e) all other terms and conditions of this Agreement that have not been waived upon which the Borrower may obtain an Advance have been fulfilled.

3.03  Conditions Precedent to Subsequent Advances under the Term Facility

The obligation of the Term Lenders to make any LIBOR Advance to the Borrower under the Term Facility on any Term Facility Advance Date is subject to and conditional upon the following conditions precedent being satisfied by the Borrower:

(a) receipt by the Agent of a Drawdown Notice together with an irrevocable direction to credit a bank account for the settlement delivery of the purchased Wavecom Shares or Wavecom Debentures opened in the books of Euronext Paris;

(b) receipt by the Agent of evidence that the Wavecom Offer has been accepted by the AMF;

(c) evidence that the payment obligations of the Issuing Bank under the Lazard Letter of Credit will be reduced in an amount equal to the amount requested under the applicable LIBOR Advance, shall have been delivered to the Agent;

(d) relevant details of the number of Wavecom Debentures and Wavecom Shares to be purchased on the applicable Term Facility Advance Date shall have been delivered to the Agent;

(e) a copy of the irrevocable instructions from French Bidco to the Presenting and Guaranteeing Bank to transfer the Wavecom Shares and the Wavecom Debentures to be purchased on the applicable Term Facility Advance Date on the relevant financial instruments account opened in the name of French Bidco and pledged in favour of the Agent, shall have been delivered to the Agent;

(f) the Agent shall have received a copy of the AMF notice that the Initial Period or the Mandatory Re-Opening Period, as applicable, has ended and that the necessary amount of Wavecom Shares and Wavecom Debentures have been tendered to French Bidco; and

(g) for the purposes of the Squeeze-Out only, receipt by the Agent of the AMF notice setting forth the timetable for the Squeeze-Out.

3.04  Waiver

The conditions set forth in Sections 3.01, 3.02 and 3.03 are inserted for the sole benefit of the Lenders and may be waived by the Lenders in accordance with the terms of Section 13.03, in whole or in part (with or without terms or conditions), in respect of any Drawdown without prejudicing the right of the Lenders at any time to assert such conditions in respect of any subsequent Drawdown.

ARTICLE 4 — EVIDENCE OF DRAWDOWNS

4.01  Account of Record

The Agent shall open and maintain books of account evidencing all Advances and all other amounts owing by the Borrower to the Lenders hereunder. The Agent shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts shall constitute prima facie evidence of the obligations of the Borrower to the Lenders hereunder with respect to all Advances and all other amounts owing by the Borrower to the Lenders hereunder. After a request by the Borrower, the Agent shall promptly advise the Borrower of such entries made in the Agent’s books of account.

ARTICLE 5 — PAYMENTS OF INTEREST AND STANDBY FEES

5.01  Interest on Prime Rate Advances

The Borrower shall pay interest on each Prime Rate Advance during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the sum of (i) the Prime Rate in effect from time to time during such Interest Period plus (ii) the Prime Rate Margin. Each determination by the Agent of the Prime Rate and the Prime Rate Margin applicable from time to time shall, in the absence of manifest error, be binding upon the Borrower. Subject to Section 5.08, such interest shall be payable in arrears on each Interest Payment Date for such Advance for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Advance to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Prime Rate Advance outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. Changes in the Prime Rate shall cause an immediate adjustment of the interest rate applicable to such Advance without the necessity of any notice to the Borrower.

5.02  Interest on US Base Rate Advances

The Borrower shall pay interest on each US Base Rate Advance during each Interest Period applicable thereto in United States Dollars at a rate per annum equal to the sum of (i) the US Base Rate in effect from time to time during such Interest Period plus (ii) the US Base Rate Margin. Each determination by the Agent of the US Base Rate and the US Base Rate Margin applicable from time to time shall, in the absence of manifest error, be binding upon the Borrower. Subject to Section 5.08, such interest shall be payable in arrears on each Interest Payment Date for such Advance for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Advance to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the US Base Rate Advance outstanding during such period and on the basis of the actual number of days elapsed divided by 365 or 366, as applicable. Changes in the US Base Rate shall cause an immediate adjustment of the interest rate applicable to such Advance without the necessity of any notice to the Borrower.

5.03  Interest on LIBOR Advances

The Borrower shall pay interest on each LIBOR Advance during each Interest Period applicable thereto in (i) United States Dollars for LIBOR Advances made under the Revolving Facility and (ii) Euros for LIBOR Advances made under the Term Facility, in each case, at a rate per annum equal to the sum of (A) the LIBO Rate in effect for such Interest Period plus (B) the LIBO Rate Margin. Each determination by the Agent of the LIBO Rate and the LIBO Rate Margin applicable from time to time for an Interest Period shall, in the absence of manifest error, be binding upon the Borrower. Subject to Section 5.08, such interest shall be payable in arrears on each Interest Payment Date for such Advance for the period from and including the Drawdown Date or the preceding Conversion Date, Rollover Date or Interest Payment Date, as the case may be, for such Advance to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the LIBOR Advance outstanding during such period and on the basis of the actual number of days elapsed divided by 360.

5.04  No Set-Off, Deduction etc.

All payments (whether interest or otherwise) to be made by the Borrower or any other party pursuant to this Agreement are to be made in freely transferable, immediately available funds and without set-off or deduction of any kind whatsoever (whether for deemed re-investment or otherwise) except to the extent required by Applicable Law, and if any such set-off or deduction is so required and is made, the Borrower or any other party will, as a separate and independent obligation to each Lender, be obligated to immediately pay to each Lender all such additional amounts as may be required to fully indemnify and save harmless such Lender from such set-off or deduction and will result in the effective receipt by such Lender of all the amounts otherwise payable to it in accordance with the terms of this Agreement. For greater certainty, the Borrower shall not be required to make any payment under this Section 5.04 in respect of amounts which are expressly not required to be made as provided for under Section 3.2 of Schedule AA.

5.05  Standby Fees

The Borrower shall pay to the Agent for the account of the Revolving Lenders in accordance with their Proportionate Share a standby fee in Canadian Dollars calculated at the rate per annum equal to 25% of the then applicable LIBOR Rate Margin on the amount by which the daily average of the aggregate of all Advances outstanding under the Revolving Facility during such Fiscal Quarter is less than the maximum amount available under the Revolving Facility (which, for greater certainty, is $55,000,000). The standby fee shall be determined daily beginning on the date hereof and shall be calculated on the basis of a calendar year of 365 or 366 days, as the case may be, and shall be payable by the Borrower quarterly in arrears on the first Business Day of each Fiscal Quarter.

5.06  Fees

In consideration of the Lenders establishing the Credit Facilities, the Borrower shall pay to the Agent and the Lenders such fees in such amounts set out in any fee letter between the Borrower and the Lenders.

5.07  Overdue Principal and Interest

(1) If all or part of any Prime Rate Advance or US Base Rate Advance shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (as well after as before judgment), payable on demand at a rate per annum equal to the rate of interest applicable under this Agreement from time to time to such type of Advance from the date of such non-payment until paid in full. If any LIBOR Advance shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (as well after as before judgment), payable on demand at a rate per annum equal to the rate of interest applicable under this Agreement from time to time to US Base Rate Advances from the date of such non-payment until paid in full.

(2) If all or part of any interest in respect of any Prime Rate Advance or US Base Rate Advance shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue interest shall, to the extent permitted by law, bear interest (as well after as before judgment), payable on demand at a rate per annum equal to the rate of interest applicable under this Agreement from time to time to the type of Advance in respect of which such interest was not paid from the date of such non-payment until paid in full. If all or part of any interest in respect of any LIBOR Advance shall not be paid when due (whether at its stated maturity, by acceleration or otherwise), such overdue interest shall, to the extent permitted by law, bear interest (as well after as before judgment), payable on demand at a rate per annum equal to the rate of interest applicable under this Agreement from time to time to US Base Rate Advances from the date of such non-payment until paid in full.

5.08  Interest on Other Amounts

If any amount owed by the Borrower to the Agent or any Lender under any of the Loan Documents is not paid when due and payable, and there is no other provision in any Loan Document specifying the interest payable on such overdue amount, such overdue amount shall bear interest (as well after as before judgment), payable (a) on demand at a rate per annum equal at all times to the Prime Rate plus 2% (in the case of any such amount payable in any currency other than US Dollars), or (b) on demand at a rate per annum equal at all times to the US Base Rate plus 2% (in the case of any such amount payable in US Dollars), in each such case from the date of non-payment until paid in full.

ARTICLE 6 — BANKERS’ ACCEPTANCES AND LETTERS OF CREDIT

6.01  Bankers’ Acceptances

(1) To facilitate the procedures contemplated in this Agreement, the Borrower irrevocably appoints each Lender from time to time as the attorney-in-fact of the Borrower to execute, endorse and deliver on behalf of the Borrower drafts (including book based forms and electronic paper) in the forms prescribed by such Lender (if such Lender is a BA Lender) for bankers’ acceptances denominated in Cdn. Dollars (each such executed draft which has not yet been accepted by a Lender being referred to as a “Draft”) or non interest-bearing promissory notes of the Borrower in favour of such Lender (if such Lender is a Non BA Lender) (each such promissory note being referred to as a “BA Equivalent Note”). Each Bankers’ Acceptance and BA Equivalent Note executed and delivered by a Lender on behalf of the Borrower as provided for in this Section shall be as binding upon the Borrower as if it had been executed and delivered by a duly authorized officer of the Borrower.

(2) Notwithstanding Section 6.01(1), the Borrower will from time to time as required by the applicable Lender provide to the Lenders an appropriate number of Drafts drawn by the Borrower upon each BA Lender and either payable to a clearing service (if such BA Lender is a member thereof) or payable to the Borrower and endorsed in blank by the Borrower (if such BA Lender is not a member of such clearing service) and an appropriate number of BA Equivalent Notes in favour of each Non BA Lender. The dates, the maturity dates and the principal amounts of all Drafts and BA Equivalent Notes delivered by the Borrower shall be left blank, to be completed by the Lenders as required by this Agreement. All such Drafts or BA Equivalent Notes shall be held by each Lender subject to the same degree of care as if they were such Lender’s own property kept at the place at which the Drafts or BA Equivalent Notes are ordinarily kept by such Lender. Each Lender, upon written request of the Borrower, will promptly advise the Borrower of the number and designation, if any, of the Drafts and BA Equivalent Notes then held by it. No Lender shall be liable for its failure to accept a Draft or purchase a BA Equivalent Note as required by this Agreement if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide on a timely basis appropriate Drafts or BA Equivalent Notes to the applicable Lender as may be requested by such Lender on a timely basis from time to time.

(3) The Agent, promptly following receipt of a Drawdown Notice requesting Bankers’ Acceptances, shall (i) advise each BA Lender of the face amount and the term of the Draft to be accepted by it and (ii) advise each applicable Non BA Lender of the face amount and term of the BA Equivalent Note to be purchased by it. All Drafts to be accepted from time to time by each BA Lender that is a member of a clearing service shall be payable to such clearing service. The term of all Bankers’ Acceptances and BA Equivalent Notes issued pursuant to any Drawdown Notice, Conversion Notice or Rollover Notice shall be identical. Each Bankers’ Acceptance and BA Equivalent Note shall be dated the Drawdown Date on which it is issued and shall be for a term of 1, 2, 3 or 6 months, subject to availability, provided that in no event shall the term of a Bankers’ Acceptance or a BA Equivalent Note extend beyond the Maturity Date. The face amount of the Draft (or the aggregate face amount of the Drafts) to be accepted at any time by each Lender which is a BA Lender, and the face amount of the BA Equivalent Notes to be purchased at any time by each Lender which is a Non BA Lender, shall be determined by the Agent based upon the amounts of their respective Commitments under the applicable Credit Facility. In determining a Lender’s Proportionate Share of a request for Bankers’ Acceptances, the Agent, in its sole discretion, shall be entitled to increase or decrease the face amount of any Draft, or BA Equivalent Note to the nearest $1,000.

(4) Each BA Lender shall complete and accept on the applicable Drawdown Date, Conversion Date or Rollover Date, a Draft having a face amount (or Drafts having the face amounts) and term advised by the Agent pursuant to subsection 6.01(3). Each applicable BA Lender shall purchase on the applicable Drawdown Date, Conversion Date or Rollover Date, the Bankers’ Acceptance accepted by it, for an aggregate price equal to the BA Discount Proceeds of such Bankers’ Acceptance. The Borrower shall ensure that there is delivered to each applicable BA Lender that is a member of a clearing service the completed Bankers’ Acceptances, and such BA Lender is hereby authorized to release the Bankers’ Acceptance accepted by it to such clearing house upon receipt of confirmation that such clearing house holds such Bankers’ Acceptance for the account of such BA Lender.

(5) Each Non BA Lender, in lieu of accepting Drafts or purchasing Bankers’ Acceptances on any Drawdown Date, Conversion Date or Rollover Date, will complete and purchase from the Borrower on such Drawdown Date, Conversion Date or Rollover Date, a BA Equivalent Note in a face amount and for a term identical to the face amount and term of the Draft which such Non BA Lender would have been required to accept on such Drawdown Date, Conversion Date or Rollover Date, if it were a BA Lender, for a price equal to the BA Discount Proceeds of such BA Equivalent Note. Each Non BA Lender shall be entitled without charge to exchange any BA Equivalent Note held by it for two or more BA Equivalent Notes of identical date and aggregate face amount, and the Borrower will execute and deliver to such Non BA Lender such replacement BA Equivalent Notes and such Non BA Lender shall return the original BA Equivalent Note to the Borrower for cancellation.

(6) The Borrower shall pay to each BA Lender in respect of each Draft tendered by the Borrower to and accepted by such BA Lender, and to each Non BA Lender in respect of each BA Equivalent Note tendered to and purchased by such Non BA Lender, as a condition of such acceptance or purchase, the BA Stamping Fee.

(7) Upon acceptance of each Draft or purchase of each BA Equivalent Note, the Borrower shall pay to the applicable Lender the related fee specified in Section 6.01(6), and to facilitate payment such Lender shall be entitled to deduct and retain for its own account the amount of such fee from the amount to be transferred by such Lender to the Agent for the account of the Borrower pursuant to this Agreement in respect of the sale of the related Bankers’ Acceptance or of such BA Equivalent Note.

(8) If the Agent determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, and so notifies the Borrower, that there does not exist at the applicable time a normal market in Canada for the purchase and sale of bankers’ acceptances, any right of the Borrower to require the Lenders to purchase Bankers’ Acceptances and BA Equivalent Notes under this Agreement shall be suspended until the Agent determines that such market does exist and gives notice thereof to the Borrower and any Drawdown Notice, Conversion Notice or Rollover Notice requesting Bankers’ Acceptances shall be deemed to be a Drawdown Notice or Conversion Notice requesting a Prime Rate Advance in a similar aggregate principal amount.

(9) On the date of maturity of each Bankers’ Acceptance or BA Equivalent Note, the Borrower shall pay to the Agent, for the account of the holder of such Bankers’ Acceptance or BA Equivalent Note, in Canadian Dollars an amount equal to the face amount of such Bankers’ Acceptance or BA Equivalent Note, as the case may be. The obligation of the Borrower to make such payment shall not be prejudiced by the fact that the holder of such Bankers’ Acceptance is the Lender that accepted such Bankers’ Acceptances. No days of grace shall be claimed by the Borrower for the payment at maturity of any Bankers’ Acceptance or BA Equivalent Note. If the Borrower does not make such payment, from the proceeds of an Advance obtained under this Agreement or otherwise, the amount of such required payment shall be deemed to be a Prime Rate Advance to the Borrower from the Lender that accepted such Banker’s Acceptance or purchased such BA Equivalent Note.

(10) The signature of any duly authorized officer of the Borrower on a Draft or a BA Equivalent Note may be mechanically reproduced in facsimile, and all Drafts and BA Equivalent Notes bearing such facsimile signature shall be as binding upon the Borrower as if they had been manually signed by such officer, notwithstanding that such Person whose manual or facsimile signature appears on such Draft or BA Equivalent Note may no longer hold office at the date of such Draft or BA Equivalent Note or at the date of acceptance of such Draft by a BA Lender or at any time thereafter.

6.02  Letters of Credit

(1) If the Borrower wishes to request an Advance by way of issuance of Letters of Credit, the Borrower shall, at the time it delivers the notice required pursuant to Section 2.05, execute and deliver the Issuing Bank’s usual documentation relating to the issuance and administration of Letters of Credit (including, without limitation, all reimbursement and indemnity agreements). In the event of any inconsistency between the terms of such documentation and this Agreement, the terms of this Agreement shall prevail.

(2) Each request for a Letter of Credit shall be made available by the Issuing Bank under the Revolving Facility or the Term Facility, as applicable.

(3) No Letter of Credit may be issued for a period in excess of one year. Letters of Credit which are issued under the Revolving Facility may be used by the Borrower for working capital requirements, and may not, for greater certainty, be used to guarantee obligations of Persons who are not Obligors.

(4) If, at any time, a demand for payment (the amount so demanded being herein referred to as a “relevant amount”) is made under a Letter of Credit and notification thereof is given by the Issuing Bank to the Agent, then:

(a) the Agent shall:

(i) promptly notify the applicable Borrower and each of the applicable Lenders of such demand; and

(ii) make demand on each of the applicable Lenders for an amount equal to its Proportionate Share of such relevant amount;

(b) pay such relevant amount on the date upon which such relevant amount becomes payable under the Letter of Credit;

(c) on the second Business Day following the date of the demand made by the Agent under paragraph (a) above, each applicable Lender shall pay to the Agent the amount demanded of it pursuant to paragraph (a)(ii) above; and

(d) the Agent shall pay such relevant amount to the Issuing Bank.

(5) Where a demand for payment is made under a Letter of Credit issued in Canadian Dollars or US Dollars, the Borrower shall be deemed to have requested a Prime Rate Advance or US Base Rate Advance, respectively, of the amount demanded from the Issuing Bank. Where a demand for payment is made under the Lazard Letter of Credit, the Borrower shall be deemed to have requested a LIBOR Advance (for a one month period) of the amount demanded from the Issuing Bank. Where a demand for payment is made under a Letter of Credit issued in any other currency, the Borrower shall be deemed to have requested a US Base Rate Advance (i) in the Equivalent Amount of US Dollars in respect of Letters of Credit issued under the Revolving Facility or (ii) in the Equivalent Amount of Euros in respect of the Lazard Letter of Credit, to the amount demanded from the Issuing Bank. In each case payment will be made by the Borrower of all charges and expenses payable to or incurred by the Issuing Bank and the Lenders in connection with payment being made under such Letter of Credit.

(6) The Borrower hereby undertakes to indemnify and hold harmless the Agent, the Issuing Bank and each of the Lenders from time to time on demand by the Agent from and against all liabilities and costs (including, without limitation, any costs incurred in funding any amount which falls due from the Issuing Bank and any Lender under any Letter of Credit hereunder) to the extent that such liabilities or costs are not satisfied or compensated by the payment of interest on sums due pursuant to this Agreement in connection with any Letter of Credit except where such liabilities or costs result from the gross negligence or wilful misconduct of the person claiming indemnification.

(7) The Issuing Bank shall at all times be entitled, and is irrevocably authorized by the Borrower, to make any payment under the Letters of Credit for which a request or demand has been made in the required form without any further reference to the Borrower and any investigation or enquiry, need not concern themselves or itself with the propriety or validity of any claim made or purported to be made under the terms of such Letter of Credit (except as to compliance with the payment conditions of such Letters of Credit) and shall be entitled to assume that any Person expressed in such Letter of Credit as being entitled to make demand or receive payments thereunder is so entitled. Accordingly, so long as a request or demand has been made as aforementioned it shall not be a defence to any demand made of the Borrower hereunder, nor shall the Borrower or its obligations hereunder be impaired by the fact (if it be the case) that the Issuing Bank or the Lenders were or might have been justified in refusing payment, in whole or in part, of the amounts so claimed.

(8) A certificate of the Agent and/or the Issuing Bank as to the amounts paid by any Lender pursuant to this Section 6.02 or the amount paid out under any Letter of Credit shall, in the absence of manifest error, be prima facie evidence of the existence and amount of such payment in any legal action or proceeding arising out of or in connection herewith.

(9) For so long as any Letter of Credit is outstanding, the Borrower shall pay to the Agent for the benefit of the Lenders (i) a fee equal to the Letter of Credit Fee Rate on the amount of each Letter of Credit (A) in the Equivalent Amount of US Dollars in respect of Letters of Credit, issued under the Revolving Facility (B) in Euros in respect of the portion of the Lazard Letter of Credit equal to 80,617,365 Euros and in each case, in advance beginning on the date of issuance of each such Letter of Credit, and (ii) a fee equal to $30,000 in respect of the portion of the Lazard Letter of Credit equal to 137,382,635 Euros, on the Closing Date. In addition, concurrently with the payment of such fee to the Agent, the Borrower shall also pay to the Agent for the benefit of the Issuing Bank (x) a fronting fee equal to 0.10% per annum on the face amount of each Letter of Credit in the currency of such Letter of Credit (other than the 80,617,365 portion of the Lazard Letter of Credit) and (y) a fronting fee of $103,593 on the 137,382,635 portion of the Lazard Letter of Credit, in each case, in advance beginning on the date of issuance of such Letter of Credit. Such fees (other than the $30,000 and $103,593 fees) shall each be calculated on the basis of a calendar year and the number of days the Letter of Credit will be outstanding during such period.

The Borrower shall also pay the standard fees and charges of the Issuing Bank in effect from time to time for issuing, renewing and amending Letters of Credit.

(10) The full amount available to be drawn (whether or not the beneficiary can satisfy the conditions to draw) of each Letter of Credit issued by the Issuing Bank on behalf of the Borrower shall be deemed to be an Advance under the Revolving Facility or the Term Facility, as applicable, which Advance shall be retired upon the earlier of:

(i) the return of the Letter of Credit to the Issuing Bank for cancellation;

(ii) the expiration date of the Letter of Credit; or

(iii) the deeming of the undrawn amount of the Letter of Credit (i) to be a Prime Rate Advance or a US Base Rate Advance, as applicable, under the Revolving Facility or (ii) to be a LIBOR Advance under the Term Facility.

(11) If any Letter of Credit is outstanding upon the occurrence and during the continuance of an Event of Default or on the Maturity Date, the Borrower shall if required by the Agent forthwith pay to the Agent an amount (the “deposit amount”) equal to the undrawn principal amount of the outstanding Letter of Credit, which deposit amount shall be held by the Agent for application against the indebtedness owing by the Borrower to the Issuing Bank in respect of any draw on the outstanding Letter of Credit. In the event that the Issuing Bank is not called upon to make full payment on the outstanding Letter of Credit prior to its expiry date, the deposit amount, or any part thereof as has not been paid out, shall, so long as no Event of Default then exists, be returned to the Borrower.

(12) The obligations of the Borrower with respect to Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Loan Document or the Letters of Credit;

(ii) any amendment or waiver of or any consent to or actual departure from this Agreement;

(iii) the existence of any claim, set-off, defence or other right which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person or entity, whether in connection with this Agreement, the transactions contemplated herein or in any other agreements or any unrelated transactions;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect except for non-compliance with the payment conditions of such Letter of Credit; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(13) The Borrower hereby indemnifies and agrees to hold the Issuing Bank harmless from all losses, damages, costs, demands, claims, expenses (including out-of-pocket expenses) and other consequences which the Issuing Bank may incur, sustain or suffer, other than as a result of its own gross negligence or wilful misconduct, as a result of issuing or amending a Letter of Credit, including legal and other expenses incurred by the Issuing Bank in any action to compel payment by the Issuing Bank under a Letter of Credit or to restrain the Issuing Bank from making payment under a Letter of Credit. Any amounts due under this indemnity shall form part of the Obligations.

It is understood and agreed that the Issuing Bank shall not have any liability for, and that the Borrower assumes all responsibility for: (i) the genuineness of any signature; (ii) the form, validity, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or the authority of the Person signing the same; (iii) the failure of any instrument to bear any reference or adequate reference to a Letter of Credit or the failure of any Persons to note the amount of any instrument on the reverse of a Letter of Credit or to surrender a Letter of Credit; (iv) the good faith or acts of any Person other than the Issuing Bank and its agents and employees; (v) the existence, form or sufficiency or breach or default under any agreement or instruments of any nature whatsoever; (vi) any delay in giving or failure to give any notice, demand or protest; and (vii) any error, omission, delay in or non-delivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit and whether such other documents are in proper and sufficient form for compliance with a Letter of Credit shall be made by the Issuing Bank in its sole discretion, which determination shall be conclusive and binding upon the Borrower absent manifest error. It is agreed that the Issuing Bank may honour, as complying with the terms of a Letter of Credit and this Agreement, any documents otherwise in order and signed or issued by the beneficiary thereof. Any action, inaction or omission on the part of the Issuing Bank under or in connection with the Letters of Credit or any related instruments or documents, if in good faith and in conformity with such laws, regulations or commercial or banking customs as the Issuing Bank may reasonably deem to be applicable, shall be binding upon the Borrower, and shall not affect, impair or prevent the vesting of the Issuing Bank’s rights or powers hereunder or the Borrower’s obligation to make full reimbursement of amounts drawn under the Letters of Credit. Notwithstanding the provision of this Section 6.02(12), the Borrower shall not be responsible for and no Person shall be relieved of responsibility for any gross negligence or wilful misconduct of such Person.

ARTICLE 7 — REPAYMENT

7.01  Mandatory Repayment of Principal — Revolving Facility

Subject to the terms hereof, the Borrower shall repay all Obligations in connection with the Revolving Facility, including the outstanding principal amount of all Advances thereunder together with all accrued interest, fees and other amounts then unpaid by it with respect to such Advances, the Commitments under the Revolving Facility (which, for greater certainty, shall include all amounts payable by the Borrower to the Agent under Section 6.01(9) with respect to any Bankers’ Acceptances and BA Equivalent Notes outstanding on the Maturity Date and all amounts payable by the Borrower to the Agent under Section 6.02(11) with respect to Letters of Credit outstanding on the Maturity Date) in full on the Maturity Date and the Revolving Facility and the Commitments thereunder shall be automatically terminated on the Maturity Date.

7.02  Mandatory Repayment of Principal — Term Facility

(1) Subject to the terms hereof, all outstanding LIBOR Advances under the Term Facility in an amount equal to or less than 80,617,365 shall be repaid by the Borrower in the following instalments (each such instalment to be in an amount equal to the applicable percentage of such 80,617,365 portion of the principal amount of the Term Facility):

Date	Amount

September 1, 2009	20%
October 1, 2009	15%
November 1, 2009	15%
Maturity Date	All amounts remaining outstanding.

(2) Subject to the terms hereof, the Borrower shall repay all Obligations in connection with the Term Facility, including the outstanding principal amount of all Advances thereunder together with all accrued interest, fees and other amounts then unpaid by it with respect to such Advances and the Commitments under the Term Facility (which, for greater certainty, shall include all amounts payable by the Borrower to the Agent under Section 6.02(11) with respect to Letters of Credit outstanding on the Maturity Date) in full on the Maturity Date and the Term Facility and the Commitments thereunder shall be automatically terminated on the Maturity Date.

7.03  Voluntary Repayments and Reductions

(1) Subject to the Agent receiving a Repayment Notice which shall be given not less than three (3) Business Days prior to the proposed repayment date and which shall be irrevocable, the Borrower may from time to time repay Advances outstanding under any of the Credit Facilities without premium, penalty or bonus provided that each such repayment shall be in a minimum aggregate amount of Cdn.$1,000,000 and in whole multiples of Cdn.$100,000 for Advances denominated in Canadian Dollars and in a minimum aggregate amount of $1,000,000 and in whole multiples of $100,000 for Advances denominated in United States Dollars. Notwithstanding the foregoing (i) LIBOR Advances may not be repaid prior to the end of the applicable LIBOR Interest Period unless the Borrower pays to the Agent (for the account of each Lender) an amount equal to all Breakage Costs; and (ii) Bankers’ Acceptances, BA Equivalent Notes and Letters of Credit may not be repaid prior to their respective maturity or expiry dates but may be cash collateralized along with delivery of such documentation as may be required by the Agent as specified in Section 7.11. The determination of the amount of any Breakage Costs resulting from, arising out of, or imposed upon or incurred by any Lender as a result of the repayment of any LIBOR Advance prior to the end of the applicable LIBOR Interest Period, when evidenced by a certificate from that Lender giving a reasonably detailed calculation of the amount of such loss, cost or expense, shall be prima facie evidence of the same.

(2) Each such voluntary repayment by the Borrower of the Term Facility shall permanently reduce the Commitment of each Lender in respect of the Term Facility by the amounts of the Term Lender’s Proportionate Share of such repayments, and may not be reborrowed. For greater certainty, the Borrower shall not have the right thereafter to increase the committed amount of the Term Facility so reduced.

7.04  Mandatory Repayments from Proceeds of Debt Issues

If any Obligor incurs any Debt (or any other Debt consented to by the Lenders), an amount equal to the entire proceeds of such Debt (net of reasonable, bona fide direct transaction costs and expenses incurred in connection with incurring such Debt, including reasonable fees, legal and other professional fees and disbursements in connection with such Debt) shall be paid by the Borrower (irrespective as to which Obligor incurred the Debt) to the Agent, immediately upon the closing of the transaction under which such Debt is incurred and shall be applied in permanent repayment of outstanding Obligations under the Term Facility and, upon payment in full of the Term Facility, against outstanding obligations under the Revolving Facility.

7.05  Mandatory Repayments on Additional Financings

If any Additional Financing occurs at any time, an amount equal to the entire proceeds of such Additional Financing at any time (net of reasonable, bona fide direct transaction fees, costs and expenses incurred in connection with effecting such Additional Financing, including reasonable fees, legal and other professional fees and disbursements in connection with such Additional Financing) shall be paid by the Borrower (irrespective as to which Obligor has completed the Additional Financing) to the Agent no later than two (2) Business Days following the closing of the transaction under which such Additional Financing occurs and shall be applied in permanent repayment of outstanding Obligations under the Term Facility, and upon repayment of all Obligations owing under the Term Facility and, upon payment in full of the Term Facility, against outstanding obligations under the Revolving Facility. If no Default or Event of Default has occurred or is continuing, the repayment obligation under this Section 7.05 shall not apply to Additional Financings made in connection with an Acquisition made by the Borrower which is permitted under this Agreement.

7.06  Mandatory Repayment on Dispositions

Except for Permitted Dispositions, the Net Proceeds of which shall not be required to be paid to the Agent in accordance with this Section 7.06, two (2) Business Days after any Disposition by any Obligor that has been consented to by the Lenders, an amount equal to the Net Proceeds of such Disposition shall be paid by the Borrower (irrespective as to which Obligor made the Disposition) to the Agent and shall be applied in permanent repayment of outstanding Obligations under the Term Facility and, upon payment in full of the Term Facility, against outstanding obligations under the Revolving Facility.

7.07  Mandatory Repayments from Proceeds of Insurance

(1) If an Obligor receives proceeds of insurance in an amount up to $250,000, such Obligor may retain such proceeds.

(2) If an Obligor receives proceeds of insurance in an amount greater than $250,000 for any individual incident and, at that time, the aggregate of all proceeds of insurance received by Obligors during the current Fiscal Year does not exceed $500,000, such Obligor may retain such proceeds.

(3) If the Obligors receive proceeds of insurance in an amount greater than $250,000 for any individual incident and in excess of $500,000 in the aggregate in any Fiscal Year, but less than $1,000,000 in the aggregate in such Fiscal Year, the Obligors may, if no Default or Event of Default exists, request that all such insurance proceeds be ultimately released to the Borrower provided that an Obligor enters into a bona fide Arm’s Length contract to replace, repair or rebuild the asset to which such proceeds relate within ninety (90) days and such replacement, repair or rebuilding has been completed within such ninety (90) days (or such longer period as specified by such contract or as agreed by the Majority Lenders, acting reasonably) following the entering of such contract. If following the ninety (90) day period no Obligor has entered into any such contract or following the ninety (90) day period (or such longer period, if applicable), such assets have not been replaced, repaired or rebuilt, such proceeds shall immediately be applied by the Agent against the Obligations under the Term Facility and, upon payment in full of the Term Facility, against outstanding obligations under the Revolving Facility.

(4) If the Obligors cumulatively receive proceeds of insurance at any one time or in the aggregate in a Fiscal Year in excess of $1,000,000, the Majority Lenders shall, acting reasonably, determine whether to apply such one time proceeds or such excess proceeds for application against outstanding Obligations under the Term Facility or to allow such Obligor to use such proceeds to replace, repair or rebuild assets within the time period prescribed by the Lenders.

(5) Notwithstanding anything contained herein, an Obligor shall be entitled to retain all proceeds of business interruption insurance and director’s and officer’s insurance and shall not be required to apply such proceeds in accordance with the foregoing provisions, provided that no Obligor shall be entitled to any proceeds of insurance (including business interruption insurance) if there exists a Default or an Event of Default and forthwith upon the occurrence of a Default or an Event of Default all proceeds of insurance shall be remitted to the Agent for application against amounts outstanding hereunder.

7.08  Mandatory Repayments from Excess Cash following Completion of the Wavecom Offer

(1) Upon completion of the acquisition by French Bidco of Wavecom pursuant to the Wavecom Offer in accordance with the terms of the Wavecom Offer Documents, all cash remaining in the Cash Collateral Accounts shall be applied by the Agent in permanent repayment of outstanding Obligations under the Term Facility.

(2) Upon completion of the acquisition by French Bidco of all of the Equity Interests of Wavecom, all cash of the Borrower, Wavecom, French Bidco and Luxco, on a consolidated basis, in an amount in excess of 50,000,000 Euros, in the aggregate, shall be paid by the Borrower to the Agent following written request of the Agent, acting reasonably, upon completion of such acquisition and shall be applied in permanent repayment of outstanding Obligations under the Term Facility. The Agent acknowledges that it will not request such payment so long as the Borrower is complying with its covenant contained in Section 10.01(23) hereof and there exists no Default or Event of Default.

7.09  Mandatory Repayment from Redemption of the Wavecom Debentures

Upon any redemption of any or all of the W Debentures by French Bidco, the Borrower shall take all steps that are necessary to ensure that it immediately receives 100% of the redemption proceeds and the Borrower shall deliver such redemption proceeds to the Agent within one (1) Business Day following receipt by the Borrower of such redemption proceeds from French Bidco and such amount shall be applied in permanent repayment of outstanding Obligations of the Borrower under the Term Facility.

7.10  Excess Over the Maximum Amounts

(1) If the Agent determines that on any day as a result of currency fluctuations the aggregate of (a) Advances in US Dollars then outstanding under the Revolving Facility, and (b) the Equivalent Amount in US Dollars of Advances in Canadian Dollars then outstanding under the Revolving Facility on such day exceeds the Commitments in respect of the Revolving Facility, the Agent shall notify the Borrower that such an event has occurred, and the Borrower shall immediately upon receipt of such notice repay Advances under the Revolving Facility in an amount equal to such excess.

(2) If the Agent determines that on any day the aggregate of (a) Advances in US Dollars then outstanding under the Revolving Facility, and (b) the Equivalent Amount in US Dollars of Advances in Canadian Dollars then outstanding under the Revolving Facility on such day, exceeds the Borrowing Base, the Borrower shall immediately repay Advances under the Revolving Facility in an amount equal to such excess.

7.11  Payment of Breakage Costs etc.

In connection with each voluntary or mandatory repayment hereunder (i) in connection with LIBOR Advances which are repaid prior to the end of the applicable LIBOR Interest Period the Borrower shall pay to the Agent (for the account of each applicable Lender) all Breakage Costs; and (ii) in connection with Bankers’ Acceptances, BA Equivalent Notes and Letters of Credit which are to be repaid prior to their respective maturity or expiry dates, the Borrower shall deposit cash with the Agent (for the benefit of the applicable Lenders) equal to the full face amount at maturity of such Bankers’ Acceptance or BA Equivalent Note or the face amount of such Letters of Credit, as applicable, and shall concurrently deliver to the Agent a cash collateral agreement, supporting resolutions, certificates and opinions in form and substance satisfactory to the Lenders.

ARTICLE 8 — PLACE AND APPLICATION OF PAYMENTS

8.01  Place of Payment of Principal, Interest and Fees

(1) The Borrower undertakes at all times when any Advance is outstanding or any other amount is owed by it under any Loan Document to maintain at the Agent’s Payment Branch an account in Cdn. Dollars, an account in US Dollars and an account in Euros, which the Agent shall be entitled to debit with such amounts as are from time to time required to be paid by the Borrower under the Loan Documents, as and when such amounts are due. Without in any way limiting the rights of the Agent pursuant to the foregoing, unless otherwise specifically agreed between the Borrower and the Agent, the Borrower hereby directs the Agent to debit the aforesaid accounts with such amounts as are from time to time required to be paid by the Borrower pursuant to this Agreement.

(2) All payments by the Borrower under any Loan Document, unless otherwise expressly provided in such Loan Document, shall be made to the Agent at the Agent’s Payment Branch, or at such other location as may be agreed upon by the Agent and the Borrower, for the account of the Lenders entitled to such payment, not later than 12:00 noon (Toronto time) for value on the date when due, and shall be made in immediately available funds without set-off or counterclaim.

(3) Unless the Agent shall have been notified by the Borrower not later than 12:00 noon (Toronto time) of the Business Day prior to the date on which any payment to be made by the Borrower under a Loan Document is due that the Borrower does not intend to remit such payment, the Agent shall be entitled to assume that the Borrower has remitted or will remit such payment when so due and the Agent may (but shall not be obliged to), in reliance upon such assumption, make available to each applicable Lender on such payment date such Lender’s share of such assumed payment. If the Borrower does not in fact remit such payment to the Agent as required by such Loan Document, each applicable Lender shall immediately repay to the Agent on demand the amount so made available to such Lender, together with interest on such amount at the Interbank Reference Rate, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid in immediately available funds to the Agent, and the Borrower shall immediately pay to the Agent on demand such amounts as are sufficient to compensate the Agent and the Lenders for all costs and expenses (including, without limitation, any interest paid to lenders of funds without duplication of interest otherwise paid hereunder) which the Agent may sustain in making any such amounts available to the Lenders or which any Lender may sustain in receiving any such amount from, and in repaying any such amount to, the Agent or in compensating the Agent as aforesaid. A certificate of the Agent as to any amounts payable by the Borrower pursuant to the preceding sentence and containing reasonable details of the calculation of such amounts shall be prima facie evidence of the amounts so payable.

(4) If any amount which has been received by the Agent not later than 12:00 noon (Toronto time) on any Business Day as provided above is not paid by the Agent to a Lender on such Business Day as required under this Agreement, the Agent shall immediately pay to such Lender on demand interest on such amount at the Interbank Reference Rate in respect of each day from and including the day such amount was required to be paid by the Agent to such Lender to the day such amount is so paid.

8.02  Netting of Payments

If, on any date, amounts would be due and payable under this Agreement in the same currency by the Borrower to the Lenders, or any one of them, and by the Lenders, or such Lender, to the Borrower, then, on such date, upon notice from the Agent or such Lender stating that netting is to apply to such payments, the obligations of each such party to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by the Borrower to the Lenders, or such Lender, exceeds the aggregate amount that would otherwise have been payable by the Lenders, or such Lender, to the Borrower or vice versa, such obligations shall be replaced by an obligation upon whichever of the Borrower or the Lenders, or such Lender, would have had to pay the larger aggregate amount to pay to the other the excess of the larger aggregate amount over the smaller aggregate amount. For greater certainty, prior to acceleration of repayment pursuant to Section 12.02, this Section 8.02 shall not permit any Lender to exercise a right of set-off, combination or similar right against any amount which the Borrower may have on deposit with such Lender in respect of any amount to which netting is to apply pursuant to this Section 8.02, but shall apply only to determine the net amount to be payable by the Lenders or one of them to the Borrower, or by the Borrower to the Lenders or one of them pursuant to the Loan Documents.

ARTICLE 9 — REPRESENTATIONS AND WARRANTIES

9.01  Representations and Warranties

The Borrower represents and warrants to the Agent and to each of the Lenders and acknowledges and confirms that the Agent and each of the Lenders is relying upon such representations and warranties:

(1) Existence and Qualification  Each Obligor (a) has been duly incorporated, amalgamated, merged or continued, as the case may be, and is validly subsisting and in good standing as a corporation, company or partnership, under the laws of its jurisdiction of formation, amalgamation, merger or continuance, as the case may be (or in the case of Obligors which are not corporations, has been duly created or established as a partnership or other applicable entity and validly exists under and is governed by the laws of the jurisdiction in which it has been created or established), (b) is duly qualified to carry on its business in each jurisdiction in which it carries on business except where the failure to be so qualified would not result in a Material Adverse Effect and (c) has all required Material Licences.

(2) Power and Authority  Each Obligor has the corporate, company or partnership power and authority, as the case may be, (a) to enter into, and to exercise its rights and perform its obligations under, the Loan Documents to which it is a party and all other instruments and agreements delivered by it pursuant to any of the Loan Documents, (b) to have implemented and completed the Wavecom Offer and to enter into, and to exercise, its rights and perform its obligations under all instruments and agreements delivered by it in connection with the Wavecom Offer and (c) to own its Property and carry on its business as currently conducted and as currently proposed to be conducted by it.

(3) Execution, Delivery, Performance and Enforceability of Documents  The execution, delivery and performance of each of the Loan Documents to which any Obligor is a party, and every other instrument or agreement delivered by an Obligor pursuant to any Loan Document or in connection with the Wavecom Offer has been duly authorized by all corporate actions required, and each of such documents has been duly executed and delivered by it. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

(4) Loan Documents Comply with Applicable Laws, Organizational Documents and Contractual Obligations  None of the execution or delivery of, the consummation of the transactions contemplated in, or the compliance with the terms, conditions and provisions of any of, the Loan Documents or any of the agreements or documents delivered in connection with the Wavecom Offer by any Obligor conflicts with or will conflict with, or results or will result in any breach of, or constitutes a default under or contravention of, any Requirement of Law, any Obligor’s Organizational Document or any Material Contract or Material Licence, or results or will result in the creation or imposition of any Encumbrance upon any of its Property except for Permitted Encumbrances.

(5) Consent Respecting Loan Documents  Each Obligor has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required (except for registrations or filings which may be required in respect of the Security Documents) to enable it to execute and deliver each of the Loan Documents to which it is a party and to consummate the transactions contemplated in the Loan Documents, to complete and implement the Wavecom Offer (except for AMF or certain anti-trust approvals) and to execute and deliver each of the instruments and agreements delivered by it in connection with the Wavecom Offer and to consummate the transactions contemplated in such instruments and agreements.

(6) Taxes  Except as set out in Schedule 9.01(6), each Obligor has duly and timely filed all Tax returns required to be filed by it and has paid or made adequate provision for the payment of all Taxes levied on its Property or income which are showing therein as due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such Taxes except for Taxes which are not material in amount or which are not delinquent or if delinquent are being contested and for which reasonable reserves under GAAP are maintained, and there is no material action (except, after the date of this Agreement, as is disclosed to the Agent in writing), suit, proceeding, investigation, audit or claim now pending, or to its knowledge, threatened by any Governmental Authority regarding any Taxes nor has it or any other Obligor agreed to waive or extend any statute of limitations with respect to the payment or collection of Taxes. There is no material Tax liability to any of the Obligors that will arise as a result of the completion of the Wavecom Offer.

(7) Judgments, Etc.  No Obligor is subject to any material judgment, order, writ, injunction, decree or award, or to any restriction, rule or regulation (other than customary or ordinary course restrictions, rules and regulations consistent or similar with those imposed on other Persons engaged in similar businesses) which has not been stayed or of which enforcement has not been suspended which restrains, prohibits or delays the Wavecom Offer.

(8) Accounts Receivable  Each Obligor’s Accounts Receivable are based on an actual bona fide provision of goods or services to customers made by such Obligor, the goods and services being sold and the Accounts Receivable created are such Obligor’s exclusive property and are not subject to any Encumbrance or consignment or similar arrangement other than Permitted Encumbrances, and except as otherwise reported or reserved against on such Obligor’s books and records such Obligor’s customers have not rejected the goods or services, and owe and are obliged to pay the full amount stated in the applicable invoice according to their terms without any dispute, offset, defence or counterclaim.

(9) Absence of Litigation  Except as set out in Schedule 9.01(9), there are no actions, suits or proceedings pending or judgments existing or, to the best of its knowledge and belief, after due inquiry and all reasonable investigation, threatened against or affecting any Obligor or its properties which could reasonably be expected to be determined adversely to any Obligor. All actions, suits or proceeds pending or judgements existing at the date hereof with a potential liability in excess of $100,000 are set forth in Schedule 9.01(9) attached hereto.

(10) Title to Assets  Each Obligor has good title to its assets, free and clear of all Encumbrances except Permitted Encumbrances and no Person has any agreement or right to acquire an interest in such assets other than in the ordinary course of its business.

(11) Use of Real Property  All real property owned or leased by each Obligor may be used in all material respects by such Obligor pursuant to Applicable Law for the present use and operation of the business conducted, or intended to be conducted, on such real property by such Obligor. All leased real property where the lessor is Non-Arm’s Length are on market terms and conditions and, in such case, is on terms which are commercially reasonable.

(12) Description of Real Property  Schedule 9.01(12) contains a description as of the Closing Date of (a) all real property owned by each Obligor (including municipal addresses, legal description, the name of the Person that owns such property and a brief description of such property and its use), (b) all real property leased by each Obligor (including municipal addresses, legal description (to the extent available), the name of the Person that leases such property, the name of the landlord, the term and any renewal rights under the applicable lease and a brief description of such property and its use), and (c) all real property not owned or leased by an Obligor at which any of its inventory may from time to time be stored or located (including municipal addresses, the name of the Person which keeps inventory at such property and the name of the bailee or third party holding such inventory at such property).

(13) Insurance  Each Obligor or the Borrower on behalf of itself and all other Obligors has maintained and maintains insurance which is in full force and effect that complies with all of the requirements of this Agreement. Schedule 9.01(13) lists all existing insurance policies maintained by the Obligors as of the date hereof.

(14) Licensors, Suppliers, Distributors and Customers  The relationship with each Obligor’s material licensors and customers are satisfactory commercial working relationships and, during the 12-month period ended on the Closing Date, no such licensor or customer has modified, cancelled or otherwise terminated its relationship with or decreased its usage or purchase of the services or products of it in a manner which has had, or could reasonably be expected to be material to the Business.

(15) Labour Relations  At the date hereof: (i) no Obligor is aware that it is engaged in any unfair labour practice; and there is no unfair labour practice complaint or complaint of employment discrimination pending against any Obligor, or, to the knowledge of the Obligors, threatened against any Obligor, before any Governmental Authority; (ii) no material grievance or arbitration arising out of or under any collective bargaining agreement is pending against any Obligor or, to the best of its knowledge, threatened against any Obligor; and (iii) no strike, labour dispute, slowdown or stoppage is pending against any Obligor or, to the best of its knowledge, threatened against any Obligor. The Borrower shall advise the Agent in writing of it becoming aware of the occurrence of any of the foregoing events arising subsequent to the Closing Date.

(16) Compliance with Laws  Each Obligor is in compliance in all material respects under all Applicable Laws or Applicable Orders, including any enacted or adopted for the regulation, protection and conservation of the natural environment.

(17) No Default or Event of Default  No Default or Event of Default has occurred which is continuing. No Obligor is in default under any agreement, guarantee, indenture or instrument to which it is a party or by which it is bound.

(18) Corporate Structure  The corporate structure of the Borrower and its Subsidiaries is, as at the Closing Date, as set out in Schedule 9.01(18), which Schedule contains:

(a) Shareholdings of the Obligors on the Closing Date.  On the Closing Date, all of the Subsidiaries of the Borrower are as provided for in Schedule 9.01(18) and such Obligors do not own or hold any shares in the capital of, or any other ownership interest in, any other Person.

(b) Share Capital of Obligors on the Closing Date.  On the Closing Date, the authorized capital of each of the Subsidiaries of the Borrower is as provided for in Schedule 9.01(18), of which the number of issued and outstanding shares and the beneficial owners thereof at such time is provided for in Schedule 9.01(18).

(19) Relevant Jurisdictions  Schedule 9.01(19) identifies in respect of each Obligor as of the date hereof, the Relevant Jurisdictions including the full address (including postal code or zip code) of such Obligor’s jurisdiction of formation, chief executive office and all places of business and, if different, the address at which the books and records of such Obligor are located, the address at which senior management of such Obligor are located and conduct their deliberations and make their decisions with respect to the business of such Obligor and the address from which the invoices and accounts of such Obligor are issued.

(20) Computer Software  Each Obligor owns or has licensed for use or otherwise has the right to use all of the Software necessary to conduct its businesses. All computer equipment owned or used by an Obligor and necessary for the conduct of business has been properly maintained and is in good working order for the purposes of on-going operation, subject to ordinary wear and tear for computer equipment of comparable age.

(21) Intellectual Property  Each Obligor has rights sufficient for it to use all the Intellectual Property reasonably necessary for the conduct of its business; all patents, trade-marks or industrial designs which have been either registered or in respect of which a registration application has been filed by it, as at the Closing Date, are listed on Schedule 9.01(21). To its knowledge at the date hereof, no Obligor is infringing or misappropriating or is alleged in writing to be infringing or misappropriating the intellectual property rights of any other Person. The Borrower shall provide written notice to the Agent should it become aware of any Obligor infringing or misappropriating or having been alleged in writing to be infringing or misappropriating in any material respect the intellectual property rights of any other Person. Each Obligor has made all necessary and material filings and recordings in Canada or the United States, as applicable, to protect its interest in all material Intellectual Property.

(22) Material Contracts:

(a) Schedule 9.01(22) (as amended from time to time and updated in accordance with Section 10.01(11)), accurately sets out all Material Contracts and Material Licences;

(b) a true and complete certified copy of each Material Contract and Material Licence existing at the date hereof has been delivered to the Agent and each Material Contract and Material Licence is in full force and effect;

(c) no event has occurred and is continuing which would constitute a breach of or a default under any Material Contract or Material Licence;

(d) each Material Contract to which an Obligor is a party is binding upon such Obligor and, to its knowledge, is a binding agreement of each other Person who is a party to the Material Contract; and

(e) it has obtained, as of the Closing Date, all necessary consents, including consents of landlords to the granting of a security interest in each Material Contract and Material Licence.

(23) Financial Year End  Its financial year end is December 31.

(24) Financial Information  All of the monthly, quarterly and annual financial statements which have been furnished to the Agent and the Lenders, or any of them, in connection with this Agreement or the Wavecom Offer are complete in all material respects and such financial statements fairly present the results of operations and financial position of the Borrower as of the dates referred to therein and have been prepared in accordance with GAAP. All other financial information (including, without limitation, budgets and projections) provided to the Agent and the Lenders are complete in all material respects and are based on reasonable assumptions and expectations. All financial statements provided to the Agent, prior to or following the date of this Agreement, shall be prepared in accordance with GAAP.

(25) No Material Adverse Effect  Since December 31, 2007, there has been no condition (financial or otherwise), event or change in its business, liabilities, operations, results of operations, prospects, assets which constitutes or has, or could reasonably be expected to constitute, or cause, a Material Adverse Effect.

Following the date of this Agreement, all financial statements provided to the Agent will be prepared in accordance with GAAP.

(26) Environmental  No Obligor is subject to any civil or criminal proceeding or investigation relating to Requirements of Environmental Laws and no Obligor is aware of any threatened proceeding or investigation relating to Requirements of Environmental Laws. Each Obligor has all material permits, licences, registrations and other authorizations required by the Requirements of Environmental Laws for the operation of its business and the properties which it owns, leases or otherwise occupies. Each Obligor currently operates its business and its properties (whether owned, leased or otherwise occupied) in compliance in all material respects with all applicable Requirements of Environmental Laws. No Hazardous Materials are or have been stored or disposed of by any Obligor or otherwise used by any Obligor in violation of any applicable Requirements of Environmental Laws (including, without limitation, any release of Hazardous Materials by any Obligor at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries). All underground storage tanks of which an Obligor is aware now or previously located on any real property owned or leased by it have been operated, maintained and decommissioned or closed, as applicable, in compliance in all material respects with applicable Requirements of Environmental Law. No real property or groundwater in, on or under any property now or previously owned or leased by any Obligor is or has been during such Obligor’s ownership or occupation of such property (or, to its knowledge, prior to its ownership or occupation) contaminated by any Hazardous Material except for any contamination that would not reasonably be expected to give rise to liability under Requirements of Environmental Laws nor, to the knowledge of the Borrower after due enquiry, is any such property named in any list of hazardous waste or contaminated sites maintained under any Requirements of Environmental Law.

(27) CERCLA  No portion of any Obligor’s Property has been listed, designated or identified in the National Priorities List or the CERCLA Information System both as published by the United States Environmental Protection Agency, or any similar list of sites published by any federal, state or local authority proposed for requiring clean up or remedial or corrective action under any Requirements of Environmental Laws.

(28) Pension Plans  With respect to Pension Plans, (a) no steps have been taken to terminate any Pension Plan (wholly or in part) that could result in any Obligor being required to make an additional contribution to the Pension Plan in excess of $500,000, (b) no contribution failure has occurred with respect to any Pension Plan (for this purpose as provided in clause (b) of the definition of “Pension Plan”) sufficient to give rise to a lien or charge under Section 303(k) of ERISA or any applicable pension benefits laws of any other jurisdiction, (c) no condition exists and no event or transaction has occurred with respect to any Pension Plan that is reasonably likely to result in any Obligor incurring any material liability, fine or penalty; and (d) no Obligor has any contingent liability with respect to any post-retirement benefit under a Welfare Plan that is material to the Borrower on a consolidated basis. The Borrower represents that (i) each Pension Plan is in compliance in all material respects with all Applicable Laws, (ii) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency or vehicle in accordance with all Applicable Laws and the terms of each Pension Plan have been made in accordance with all Applicable Laws and the terms of each such Pension Plan, (iii) all liabilities under each Pension Plan are funded, on a going concern and solvency basis, in accordance with the terms of the respective Pension Plan, the requirements of applicable pension benefits laws and of applicable regulatory authorities and the most recent actuarial report prepared with respect to the Pension Plan, and (iv) no event has occurred and no conditions exist with respect to any Pension Plan that have resulted or could reasonably be expected to result in any Pension Plan having its registration revoked or refused or its qualified status adversely affected, as applicable, for the purposes of any administration of any relevant pension benefits regulatory authority or being required to pay any Taxes under any Applicable Laws. Without limiting any of the foregoing, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to cause or result in a Material Adverse Effect.

(29) Not an Investment Company  No Obligor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the United States Investment Company Act of 1940, as

amended or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a holding company, or of a “subsidiary company” of a “holding company”, within the meaning of the United States Public Utility Holding Company Act of 1935, as amended.

(30) No Margin Stock  No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any Advance shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(31) Full Disclosure  All information provided or to be provided to the Agent or the Lenders by or on behalf of an Obligor in connection with the Credit Facilities and the Wavecom Offer is, to its knowledge, true and correct in all material respects and none of the documentation furnished to the Agent and the Lenders by or on behalf of it, to its knowledge, omits or will omit as of such time, a material fact necessary to make the statements contained therein not misleading in any material way, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by it (and any other Person who furnished such material on behalf of it).

(32) Insolvency  No Obligor nor any of their predecessors where applicable (a) has committed any act of bankruptcy, (b) is insolvent, or has proposed, or given notice of its intention to propose, a compromise or arrangement to its creditors generally, (c) has any petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed of any part of its assets, has had any Encumbrancer take possession of any of its Property. In respect of any Obligor incorporated in France, no corporate action, legal proceedings or other procedure or step has been taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of such Obligor; (ii) a composition, compromise, assignment or arrangement with any creditor of such Obligor; (iii) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officers in respect of such Obligor or any of its Property; (iv) the opening of proceedings for conciliation in accordance with articles L.611-4 to L.611-15 of the French Code de Commerce; or (v) a judgement for sauvegarde, redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire is entered in relation to that Obligor under articles L.620-1 to L.670-8 of the French Code de Commerce. No Obligor incorporated in Luxembourg (i) a concordat préventif de faillite, a gestion contrôlee, a sursis de paiement, a liquidation judicaire, a bankruptcy, a general agreement with any of its creditors, or any other similar legal procedure, liquidation, bankruptcy or insolvency proceedings occurs; (ii) a commissaire à la gestion contrôlée, a liquidateur judiciaire, a curateur, a commissaire or any similar officer is appointed.

(33) Non-Arm’s Length Transactions  All agreements, arrangement or transactions between any Obligor, on the one hand, and any Associate of, Affiliate of or other Person not dealing at Arm’s Length with such Obligor, on the other hand, in existence at the date hereof are set forth on Schedule 9.01(33).

(34) Debt  There exists no Debt that is not Permitted Debt.

9.02  Survival and Repetition of Representations and Warranties

The representations and warranties set out in Section 9.01 will be deemed to be repeated by the Borrower as of the date of each request for new Advance by the Borrower except to the extent that on or prior to such date (a) the Borrower has advised the Agent in writing of a variation in any such representation or warranty as required by the terms hereof, and (b) if such variation in the opinion of the Lenders, acting reasonably, is material to the Property, liabilities, affairs, business, operations, prospects or condition (financial or otherwise) of the Obligors considered as a whole or could have, or be reasonably likely to result in, a Material Adverse Effect, the Lenders have approved such variation.

ARTICLE 10 — COVENANTS

10.01  Positive Covenants

So long as this Agreement is in force, the Borrower shall and shall cause each other Obligor to:

(1) Timely Payment  Make due and timely payment of the Obligations required to be paid by it hereunder.

(2) Conduct of Business, Maintenance of Existence, Compliance with Laws  Carry on and conduct its business and operations in a proper, efficient and businesslike manner, in accordance with good business practice; preserve, renew and keep in full force and effect its existence; and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to comply in all material respects with all Material Contracts, Material Licences and Requirements of Law.

(3) Further Assurances  Provide the Agent and the Lenders with such other documents, opinions, consents, acknowledgements and agreements as are reasonably necessary to implement this Agreement or the other Loan Documents from time to time.

(4) Access to Information  Promptly provide the Agent with all information reasonably requested by the Agent for and on behalf of the Lenders from time to time concerning its financial condition and Property, and during normal business hours and from time to time upon reasonable notice, permit representatives of the Agent and the Lenders to inspect any of its Property and to examine and take extracts from its financial books, accounts and records including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial affairs, its business or any part of its Property with its senior officers and (in the presence of such of its representatives as it may designate) its auditors. Prior to the occurrence of a Default or Event of Default, the Borrower will pay all reasonable expenses incurred by such representatives in order to visit the Borrower’s premises, for such purposes. Following the occurrence of a Default or an Event of Default, the Borrower shall also pay all reasonable expenses incurred by such representatives in order to visit the premises of any other Obligor.

(5) Obligations and Taxes  Pay or discharge or cause to be paid or discharged, before the same shall become delinquent (a) all Taxes imposed upon it or upon its income or profits or in respect of its business or Property and file all tax returns in respect thereof; (b) all lawful claims for labour, materials and supplies; (c) all required payments under any of its Debt, and (d) all other obligations; provided, however that it shall not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and an adequate reserve in accordance with GAAP and satisfactory to the Agent, acting reasonably, has been established in its books and records.

(6) Use of Credit Facilities  Use the proceeds of the Credit Facilities as contemplated by Section 2.02.

(7) Insurance  Maintain or cause to be maintained with reputable insurers, coverage against risk of loss or damage to its Property (including public liability and damage to property of third parties), business interruption insurance, fire and extended peril insurance and boiler and machinery insurance of such types as is customary for and would be maintained by a corporation with an established reputation engaged in the same or similar business in similar locations and provide to the Agent, on an annual basis, evidence of such coverage. The Borrower shall, on an annual basis prior to the expiry or replacement of any insurance policy, notify the Agent of the renewal or replacement and at the Agent’s request send copies of all renewed or replacement policies to the Agent and, if requested by the Agent shall permit a reputable insurance consultant to complete a review of and comment on the adequacy of such coverage, and the Borrower shall thereafter remedy any inadequacies such other consultant may raise. Without limiting the generality of the foregoing, the Borrower shall maintain in effect all insurance coverage reasonable and prudent for a business similar to its business conducted in similar locations. The Agent on behalf of the Lenders shall be indicated in all insurance policies, as applicable, as first loss payee and additional insured, and all policies shall contain such standard mortgage clauses as the Agent shall reasonably require for the Lenders’ protection.

(8) Notice of Default or Event of Default  Promptly notify the Agent of any Default or Event of Default that would apply to it or to any Obligor of which it becomes aware along with the action to be taken by the Obligors to remedy any such Default or Event of Default.

(9) Notice of Material Adverse Effect  Promptly notify the Agent of any Material Adverse Effect of which it becomes aware.

(10) Notice of Litigation  Promptly notify the Agent on becoming aware of the occurrence of any litigation, dispute, arbitration, proceeding or other circumstance the result of which could reasonably be expected to result in (a) a judgment or award against it in excess of $250,000 or (b) a Material Adverse Effect, and from time to time provide the Agent with all reasonable information requested by the Agent concerning the status of any such proceeding.

(11) Other Notices  Promptly, upon having knowledge, give notice to the Agent on behalf of the Lenders of:

(a) any notice of expropriation affecting any Obligor;

(b) any violation of any Applicable Law which does or may have a Material Adverse Effect on any Obligor;

(c) any default under any Debt of an Obligor in an amount in excess of $250,000;

(d) any termination prior to maturity of or default under a Material Contract or any termination, lapse, rescission or default under a Material Licence;

(e) any damage to or destruction of any property, real or personal, of any Obligor having a replacement cost in excess of $250,000;

(f) the acquisition of any real property by an Obligor with a fair market value in excess of $100,000;

(g) the receipt of insurance proceeds by any Obligor in excess of $250,000.

(h) any Encumbrance registered against any property or assets of any Obligor, other than a Permitted Encumbrance.

In each Compliance Certificate delivered to the Agent, provide notice of:

(i) any entering into of a Material Contract; and

(ii) any material change in, or material amendment to, any Material Contract or termination of a Material Licence.

(12) Environmental Compliance  Operate its business in compliance with Requirements of Environmental Laws and operate all Property owned, leased or otherwise used by it such that no obligation, including a clean-up or remedial obligation, will arise under any Requirements of Environmental Law; provided, however, that if any such claim is made or any such obligation arises, the applicable Obligor shall promptly satisfy, address or contest such claim or obligation at its own cost and expense. The Borrower shall promptly notify the Agent upon: (a) learning of the existence of any Hazardous Material located on, above or below the surface of any land which it owns, leases, operates, occupies or controls (except those being stored, used or otherwise handled in compliance with Requirements of Environmental Law), or contained in the soil or water constituting such land; and (b) the occurrence of any reportable release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Materials that has occurred on or from such land, which, in either the case of (a) or (b), is likely to result in liability under Requirements of Environmental Law in excess of $250,000.

(13) Security  With respect to the Security:

(a) provide to the Agent the Security required from time to time pursuant to Article 11 in accordance with the provisions of such Article, accompanied by supporting resolutions, certificates and opinions in form and substance satisfactory to the Agent; and

(b) do, execute and deliver all such things, documents, security, agreements and assurances as may from time to time be requested by the Agent to ensure that the Agent holds at all times valid, enforceable, perfected first priority Encumbrances (subject only to Permitted Encumbrances) from the Obligors meeting the requirements of Article 11.

(14) Maintenance of Property  Keep all Property useful and necessary in its business in good working order and condition, normal wear and tear excepted, and maintain all Intellectual Property necessary to carry on its business.

(15) Landlord Consents  Except in respect of such premises as the Agent shall agree in writing: use commercially reasonable efforts to obtain a consent agreement from each landlord of premises that are leased at any time and from time to time by any Obligor (a) regarding the grant of an Encumbrance against the Obligor’s interest in such lease pursuant to the Security, in form and content satisfactory to the Agent on behalf of the Lenders; and (b) to register notice of each lease of premises against title to the applicable property.

(16) Material Contracts and Material Licences  Execute and deliver, in a form satisfactory to the Agent, acting reasonably, a specific assignment by way of security in favour of the Agent of each Material Contract and Material Licence which the Agent, acting reasonably, requires be specifically assigned to the Agent by the applicable Obligor and further, if the Agent, acting reasonably, so requires, shall, use commercially reasonable efforts to obtain the acknowledgement of each Person or Governmental Authority other than the Borrower or any other Obligor which is party to a Material Contract or that has issued a Material Licence to the assignment, such acknowledgement to be in a form satisfactory in content to the Agent, acting reasonably.

(17) Expenses  Pay promptly all reasonable fees and disbursements (including sales tax, goods and services tax and harmonised sales and goods and services tax) incurred or paid by the Agent or the Lenders in connection with the preparation, negotiation, execution, delivery, maintenance, amendment, interpretation and enforcement (including any workouts in connection with or in lieu of any enforcement) of the Loan Documents and in connection with the consummation of the transactions contemplated by the Loan Documents and in connection with the initial syndication of the Credit Facilities and, including without limitation, all court costs and all reasonable fees and disbursements of lawyers, auditors, consultants and accountants.

(18) Employee Benefit and Welfare Plans  Maintain all employee benefit and Canadian Welfare Plans relating to its business in compliance with all Applicable Laws.

(19) Pension and ERISA Matters  Promptly notify the Agent on becoming aware of (a) the institution of any steps by any Person to terminate or effect a partial wind-up of any Pension Plan, (b) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under Section 303(k) of ERISA or under any other Applicable Law, (c) the taking of any action with respect to a Pension Plan that is reasonably likely to result in the requirement that any Obligor furnish a bond or other security to such Pension Plan or the PBGC under ERISA or any other applicable Governmental Authority, or (d) the occurrence of any event with respect to any Pension Plan that is reasonably likely to result in the incurrence by any Obligor of any material liability, fine or penalty, and in the notice to the Agent thereof, provide copies of all documentation relating thereto.

(20) Additional Information  Promptly provide the Agent, after the sending or filing thereof, with copies of all reports, notices, prospectuses and registration statements which any Obligor files with any Canadian securities commission.

(21) Material Contracts and Material Licences  At the request of the Agent from time to time, provide to the Lenders certified copies of all Material Contracts and Material Licences.

(22) Cash Management and Bank Accounts  Apply all cash balances in excess of $1,000,000 from all bank accounts on an aggregate basis maintained by the Borrower with any financial institution (other than the Cash Collateral Accounts) to an account maintained by the Borrower with the Agent on a regular basis, and in any event no less frequently than on a bi-monthly basis. The Borrower shall deliver or cause to be delivered a deposit account control agreement, blocked account agreement or similar agreement, in each case, in form and substance satisfactory to the Agent, in respect of each bank account maintained an Obligor in the United States or in any other jurisdiction in which any Obligor maintains a bank account.

(23) Wavecom Debentures  Immediately upon the opening of the period pursuant to which the Wavecom Debentures may be redeemed by Wavecom as a result of the change of control of Wavecom, cause Wavecom to offer the redemption of the Wavecom Debentures and exercise such redemption as expeditiously as contractually and legally possible.

(24) Wavecom Offer Documents  Unless prohibited by French Law, apply to the AMF to withdraw or terminate its offer to acquire the Wavecom Shares and the Wavecom Debentures pursuant to the Wavecom Offer Documents if (a) the Presenting and Guaranteeing Bank files for or is petitioned into bankruptcy or judicial rehabilitation or sauvegarde or is otherwise deemed insolvent, (b) a Person, other than the Borrower, initiates a public tender offer for the Wavecom Shares and the Wavecom Debentures at any time after the Closing Date or (c) Wavecom undertakes measures resulting in the modification of its substance (as such term is understood under the laws of France pursuant to Article 232-112§ 2 of the AMF general regulation).

(25) Additional Wavecom Security  At any time following completion of the Wavecom Offer, upon the request of the Agent, cause Wavecom or any of it Subsidiaries to deliver to the Agent a guarantee of the Obligations of the Borrower and Security Documents constituting a first-priority Encumbrance (subject to Permitted Encumbrances) on all of its Property, together with opinions and other documentation requested by the Agent; provided that no such Person shall be required to deliver a guarantee or Security Documents if it is prohibited to do so by Applicable Law.

(26) Minimum Cash Balance

(a) At all times and subject to clause (b), (c) and (d) of this Section 10.01(26), ensure that the aggregate amount of cash held by the Borrower in a cash collateral account maintained with the Agent, and the amount of cash held by Wavecom, shall be at no time no less than 100,000,000 Euros in the aggregate.

(b) To the extent that no LIBOR Advances have been advanced under the Term Facility as of September 1, 2009, the Borrower shall ensure that cash collateral has been deposited with the Agent in an amount equal to the greater of (i) the amount calculated in clause (a) above, and (ii) an amount equal to 20% of the portion of the Term Facility equal to 80,617,365.

(c) To the extent that no LIBOR Advances have been advanced under the Term Facility as of October 1, 2009, the Borrower shall ensure that cash collateral has been deposited with the Agent in an amount equal to the greater of (i) the amount calculated in clause (a) above, and (ii) an amount equal to 35% of the portion of the Term Facility equal to 80,617,365.

(d) To the extent that no LIBOR Advances have been advanced under the Term Facility as of November 1, 2009, the Borrower shall ensure that cash collateral has been deposited with the Agent in an amount equal to the greater of (i) the amount calculated in clause (a) above, and (ii) an amount equal to equal to 50% of the portion of the Term Facility equal to 80,617,365.

(27) Shareholdings of Obligors Following Wavecom Offer  Within ten (10) days following completion of the acquisition of the Wavecom Shares by French Bidco pursuant to the Wavecom Offer, deliver to the Agent an updated Schedule 9.01(18), which Schedule shall contain all of the Subsidiaries of the Borrower and the number of issued and outstanding shares and beneficial owners of such shares of each such Subsidiary.

(28) Luxco and French Bidco  Ensure that Luxco and French Bidco do not incur any Debt (other than Debt incurred by French Bidco under the French Bidco Loan Agreements, or Debt incurred by French Bidco and Luxco pursuant to its execution of a declaration agreement or guarantee in favour of the Agent for and on behalf of the Lenders), own any assets (except, in the case of French Bidco, Equity Interests in Wavecom, or in the case of Luxco, Equity Interests in French Bidco) or carry on any business.

(29) Squeeze-Out  Following the Mandatory Re-Opening Period, arrange for French Bidco to apply to the AMF for the Wavecom Squeeze-Out within five (5) trading days of the publication by the AMF of the notice (avis) evidencing that the requirements for the Wavecom Squeeze-Out are met and cause the settlement of the Wavecom Squeeze-Out to occur as expeditiously as possible after such application.

(30) AMF Notice  Deliver to the Agent a copy of the AMF approval notice immediately following receipt thereof by the Borrower.

10.02  Financial Covenants

So long as this Agreement is in force:

(1) Total Debt to EBITDA Ratio  The Borrower, on a consolidated basis, will ensure that at all times its Total Debt to EBITDA Ratio is not at any time, in respect to the immediately preceding Four Quarter Period, greater than the following amounts during the periods provided for below:

Subsequent to Closing Date to the date upon which the Term Facility is repaid in full	2.00:1
Thereafter	1.50:1

(2) Interest Expense Coverage Ratio  The Borrower, on a consolidated basis, will ensure that at all times its Interest Expense Coverage Ratio is at any time, in respect to the immediately preceding Four Quarter Period, not less than 4.00:1; provided, however in calculating its Interest Expense Coverage Ratio for the first three Fiscal Quarters following the Closing Date, Interest Expense shall be determined in accordance with Section (4)10.02(4).

(3) Shareholders Equity  The Borrower will ensure that its Shareholders Equity is not at any time less than $255,000,000.

(4) Interest Expense  For purposes of calculating the Interest Expense Coverage Ratio under Section 10.02(2), Interest Expense of the Borrower will be annualized each Fiscal Quarter until the completion of one complete Four Quarter Period.

(5) Calculation of EBITDA

(a) For the purposes of calculating the Total Debt to EBITDA Ratio under Section 10.02(1) and the Interest Expense Coverage Ratio under Section 10.02(2), the Borrower’s EBITDA shall (i) include the EBITDA of each wholly-owned Subsidiary of the Borrower, including Wavecom and each of its wholly-owned Subsidiaries once the Borrower has acquired all of the Equity Interests of Wavecom and (ii) include only Distributions made to the Borrower by any non-wholly owned Subsidiary of the Borrower, including Wavecom and each of its Subsidiaries.

(b) For the purposes of calculating the Total Debt to EBITDA Ratio under Section 10.02(1) during the period that the Term Facility is outstanding, Total Debt shall be reduced by the Borrower’s cash on hand in an amount not to exceed $50,000,000 (excluding cash held by the Agent in the Cash Collateral Accounts.

10.03  Reporting Requirements

So long as this Agreement is in force, the Borrower shall and shall cause each other Obligor to:

(1) Annual Reports  As soon as available and in any event within 120 days after the end of each of the Borrower’s Fiscal Years, cause to be prepared and delivered to the Agent, (i) the annual audited consolidated financial statements of the Borrower including, in each case and without limitation, balance sheet, statement of income and retained earnings and statement of cash flows for such Fiscal Year accompanied by the Borrower’s comparison to the budget set forth in the Annual Business Plan and the previous year and management discussion and analysis (“MD&A”), which, other than MD&A, shall be prepared in accordance with GAAP consistently applied and certified by an officer of the Borrower and (ii) annual management prepared modified financial statements of the Borrower, such financial statements to exclude any non-wholly owned Subsidiaries of the Borrower, and otherwise in form and substance satisfactory to the Agent.

(2) Quarterly Reports  As soon as available and in any event within 45 days of the end of each Fiscal Quarter, cause to be prepared and delivered to the Agent as at the end of such Fiscal Quarter (i) unaudited financial statements of the Borrower prepared on a consolidated basis, including, in each case and without limitation, balance sheet, statement of income and retained earnings, statement of cash flows, comparison to the budget set forth in the Annual Business Plan and the previous year and MD&A, and a list of all outstanding Hedge Arrangements, which, other than MD&A, shall be prepared in accordance with GAAP consistently applied and (ii) quarterly management prepared modified financial statements of the Borrower, such financial statements to exclude any non-wholly owned Subsidiaries of the Borrower, and otherwise in form and substance satisfactory to the Agent.

(3) Compliance Certificate  Concurrent with the delivery of the financial statements referred to in Section 10.03(1) and 10.03(2) above, provide the Agent with a Compliance Certificate.

(4) Borrowing Base Certificate  Within 20 days of the end of each month, furnish to the Agent a Borrowing Base Certificate setting out the calculation of the Borrowing Base as at the last day of the month previously ended.

(5) Other Information  Following the request of a Lender, furnish such other reports or information reasonably requested by a Lender from time to time, including, without limitation, unconsolidated financial statements of any Subsidiary of the Borrower.

(6) Sufficient Copies to Agent  Ensure that in complying with this Section 10.03, the Agent is supplied with sufficient quantities of all materials for each of the Lenders and the Agent and wherever possible, that electronic copies are sent which the Agent is then authorized to send electronically to the Lenders.

10.04  Negative Covenants

So long as this Agreement is in force, the Borrower shall not and shall ensure that each Obligor shall not:

(1) Disposition of Property  Except for Permitted Dispositions, Dispose of, in one transaction or a series of transactions, all or any part of its Property, whether now owned or hereafter acquired.

(2) No Consolidation, Amalgamation, etc.  Consolidate, amalgamate or merge with any other Person, export a corporation into a jurisdiction outside of Canada, enter into any corporate reorganization or other transaction intended to effect or otherwise permit a change in its existing corporate or capital structure, liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution unless prior written approval has been received by the Lenders and such documentation as is required by Lenders’ Counsel is delivered concurrently with such transaction. Notwithstanding the foregoing, an Obligor may consolidate, amalgamate or merge with another Obligor or liquidate, wind-up or dissolve itself into another Obligor subject to (i) there existing no Default or Event of Default, (ii) the Agent being provided with no less than thirty (30) days prior written notice of the occurrence of such event, (iii) concurrent with such event, the Agent being provided with such additional Loan Documents that it requires, acting reasonably, in connection with such event including any Equity Interests arising therefrom, (iv) the Agent being provided with such legal opinions as it requires, acting reasonably, and (v) the impact of such event not having any, in the reasonable opinion of the Agent, negative impairment on the Security granted in favour of the Lenders and the obligations of the Obligors pursuant to the Loan Documents in effect at such time.

(3) No Change of Name  Change its name, adopt a French form of name or change its jurisdiction of incorporation or formation in each case without providing the Agent with fifteen (15) days’ prior written notice thereof.

(4) No Debt  Create, incur, assume or permit any Debt to remain outstanding, other than Permitted Debt.

(5) No Investments  Except as provided in Sections 10.04(15) make, directly or indirectly, any Investment other than the purchase of marketable securities having a nominal cost.

(6) No Financial Assistance  Give any Financial Assistance to any Person.

(7) No Distributions  Make any Distribution except Permitted Distributions.

(8) No Encumbrances  Create, incur, assume or permit to exist any Encumbrance upon any of its Property except Permitted Encumbrances.

(9) Acquisitions  Make any Acquisitions except the Wavecom Offer.

(10) Capital Expenditures  Make or enter into any agreement which would require in any year to make any Capital Expenditures in excess of that amount provided for in the Annual Business Plan plus fifteen percent (15%).

(11) No Change to Year End  Make any change to its Fiscal Year.

(12) No Change to Business  Carry on any business other than the Business.

(13) Hedge Arrangements  Enter into or permit to be outstanding at any time Hedge Arrangement unless:

(a) the counterparty under such Hedge Arrangement is a Lender;

(b) such Hedge Arrangement is designed to protect the Borrower against fluctuations in currency exchange rates or interest rates and such Hedge Arrangement has been entered into by the Borrower bona fide and in good faith in the ordinary course of its business for the purpose of carrying on the same and not for speculative purposes;

(c) the negative Market Value of the Borrower’s Hedge Arrangements on a consolidated basis does not exceed $10,000,000 at any time.

(14) Location of Assets in Other Jurisdictions  Except for any Property in transit in the ordinary course of business, acquire any Property outside of the jurisdictions identified in Schedule 9.01(19) or move any Property from one jurisdiction to another jurisdiction where the movement of such Property would cause the Encumbrance of the Security over such Property to cease to be perfected under Applicable Law, or suffer or permit in any other manner any of its Property to not be subject to the Encumbrance of the Security or to be or become located in a jurisdiction as a result of which the Encumbrance of Security over such Property is not perfected, unless (a) the Obligor has first given thirty (30) days prior written notice thereof to the Agent, and (b) the applicable Obligor has first executed and delivered to the Agent all Security and all financing or registration statements in form and substance satisfactory to the Agent which the Agent or its counsel, acting reasonably, from time to time deem necessary or advisable to ensure that the Security at all times constitutes a perfected first priority Encumbrance (subject only to Permitted Encumbrances) over such Property notwithstanding the movement or location of such Property as aforesaid together with such supporting certificates, resolutions, opinions and other documents as the Agent may deem necessary or desirable in connection with such security and registrations.

(15) No Share Issuance  Issue any Equity Interests unless the Person to whom such Equity Interests are issued is an Obligor and then only if the additional Equity Interests so issued are concurrently and validly pledged to the Agent under the Security and all resolutions (corporate, shareholder or otherwise) required by the Agent are delivered to the Agent.

(16) Amendments to Organizational Documents  Amend any of its Organizational Documents in a manner that would be prejudicial to the interests of any of the Lenders under the Loan Documents.

(17) Amendments to other Documents  Amend, vary or alter in any materially adverse way any Material Contract or Material Licence.

(18) No New Subsidiaries  Create or acquire any Subsidiary after the date of this Agreement other Wavecom pursuant to the Wavecom Offer Documents unless: (i) all of the issued and outstanding capital of such Subsidiary is owned by an Obligor; (ii) such new Subsidiary provides a legal, valid and enforceable unlimited guarantee of all of the Borrowers’ Obligations in favour of the Agent for and on behalf of the Lenders and Security in form and substance satisfactory to the Lenders; (iii) all of the issued and outstanding shares of such new Subsidiary are pledged to the Agent; and (iv) all resolutions (corporate, shareholder or otherwise) required by the Agent are delivered to the Agent, and in each case appropriate legal opinions are delivered by Borrowers’ Counsel to the Lenders.

(19) Hostile Take-Over Bid  Make or complete a Hostile Take-Over Bid.

(20) Non-Arm’s Length Transactions  Except as contemplated by Sections 10.04 (7) and (15), effect any transactions with any Person (other than an Obligor) not dealing at Arm’s Length with the transacting Obligor unless such transaction is on market terms and consistent with transactions with Persons at Arm’s Length.

(21) Sale and Leaseback  Enter into any arrangement with any Person providing for the leasing by any Obligor, as lessee, of Property which has been or is to be sold or transferred by such Obligor to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or the lease obligation of any Obligor.

(22) Auditor  Change its Auditor without first providing the Agent with 30 days prior written notice and so long as any replacement is a nationally recognized accounting firm.

(23) Availability of Revolving Facility  Make any Drawdowns, Rollovers or Conversions under the Revolving Facility (excluding Letters of Credit) unless the Borrower has less than $5,000,000 in cash available to it at the time of any such Drawdown, Rollover or Conversion.

(24) Wavecom Offer Documents  Waive, amend, vary or alter any of the terms or conditions contained in any of the Wavecom Offer Documents including, without limitation, the consideration being offered by the Borrower for the Wavecom Shares or the Wavecom Debentures except for amendments unilaterally imposed by the AMF on the Wavecom Draft Offer Prospectus. The Borrower agrees that it will not permit French Bidco to complete the Wavecom Offer pursuant to the Wavecom Offer Documents unless at least 50% plus one of the voting rights attached to Wavecom Shares are tendered during the Initial Period. The Lenders will act reasonably in considering any proposed amendments to any of the Wavecom Offer Documents after the Closing Date.

(25) French Bidco Loan Agreements  Waive, amend, vary or alter any of the terms or conditions contained in either of the French Bidco Loan Agreements. For greater certainty, the Borrower may assign its rights under the French Bidco Loan Agreement relating to the purchase of Wavecom Shares to Luxco in accordance with the terms thereof; provided that any additional shares issued as a consequence thereof are immediately pledged to the Agent by way of security.

(26) Wireless Acquisition Sub, Inc. and 415103 Canada Inc.  Allow Wireless Acquisition Sub, Inc. or 415103 Canada Inc. to carry on any business, to own assets or to incur any Debt of any kind.

ARTICLE 11 — SECURITY

11.01  Form of Security

On the Closing Date, as continuing collateral security for the payment and satisfaction of all Obligations of the Borrower to the Agent and the Lenders, the Borrower shall deliver or cause to be delivered to the Agent for itself and on behalf of the Lenders the following Security, all of which shall be in form and substance satisfactory to the Agent:

(a) a general security agreement from the Borrower in favour of the Agent constituting a first-priority Encumbrance (subject only to Permitted Encumbrances) on all of the present and future Property of the Borrower;

(b) a securities pledge agreement from the Borrower in favour of the Agent constituting a first-priority Encumbrance (subject to Permitted Encumbrances) on all Equity Interests, that it owns from time to time;

(c) a pledge over shares agreement from the Borrower in favour of the Agent constituting a first-priority Encumbrance (subject to Permitted Encumbrances) on all Equity Interests of Luxco that it owns from time to time;

(d) an assignment of cash collateral accounts from the Borrower in favour of the Agent constituting a first-priority Encumbrance on all cash held by the Borrower in bank accounts maintained by the Borrower with the Agent;

(e) a collateral assignment of material agreements by way of security from the Borrower in favour of the Agent assigning all of the Borrower’s rights under the French Bidco Loan Agreement identified in (i) in the definition of “French Bidco Loan Agreements”;

(f) a delegation agreement between French Bidco, the Borrower and the Agent, pursuant to which French Bidco agrees to direct its payments under the French Bidco Loan Agreement identified in (i) in the definition of “French Bidco Loan Agreements to the Agent;

(g) a pledge of financial instruments accounts agreement (including cash accounts) from French Bidco in favour of the Agent and the Lenders constituting a first-priority Encumbrance under the laws of France on all of the Wavecom Shares and Wavecom Debentures that it owns from time to time together with the statement of pledge and the pledge certificate;

(h) a pledge of the operating account opened in the books of the Presenting and Guaranteeing Bank in the name of French Bidco in favour of the Agent and the Lenders constituting a first-priority Encumbrance under the laws of France;

(i) a pledge of financial instruments accounts (including cash account) from Luxco in favour of the Agent and the Lenders constituting a First-priority Encumbrance under the laws of France on all of the shares of French Bidco that it owns from time to time together with the statement of pledge and the pledge certificate;

(j) a guarantee from each Guarantor guaranteeing the due payment and performance to the Agent and the Lenders of all present and future Obligations of the Borrower to the Agent and the Lenders or any one or more of them under the Loan Documents;

(k) a general security agreement or debenture, as applicable, from each Guarantor in favour of the Agent constituting a first-priority Encumbrance (subject only to Permitted Encumbrances) on all of the present and future Property of such Guarantor;

(l) a securities pledge agreement from each Guarantor that has a Subsidiary or Subsidiaries in favour of the Agent constituting a first-priority Encumbrance (subject to Permitted Encumbrances) on all Equity Interests that it owns from time to time; and

(m) a Cdn.$250,000,000 fixed and floating charge debenture, in registrable form, where applicable, from the Borrower and each Guarantor charging all personal property and all of the freehold and leasehold interests in its lands and premises, the said mortgages and encumbrances to be subject to no prior Encumbrances other than Permitted Encumbrances, and in respect of which each Borrower or such Guarantor shall obtain a consent from each landlord of any leased property.

11.02  Insurance

The Borrower and each Guarantor or the appropriate Person if blanket insurance polices are held, will cause the Agent to be shown as a loss payee and additional insured with respect to all insurance on the Property of the Borrower and each Guarantor.

11.03  After Acquired Property and Further Assurances

Each Obligor shall from time to time and, at the request of the Agent, execute and deliver all such further deeds or other instruments of conveyance, assignment, transfer, mortgage, pledge or charge in connection with any of its Property, whether now existing or acquired by any Obligor after the date hereof and intended to be subject to the security interests created hereby including any insurance thereon.

11.04  Application of Proceeds of Security

Each of the Lenders acknowledges that the Agent holds the Security to secure the Obligations and upon the occurrence of an acceleration of Obligations under Section 12.02, shall distribute the proceeds of realisation in accordance with Section 12.11.

11.05  Security Charging Real Property

Notwithstanding anything to the contrary contained in any Loan Document, to the extent that the charges and security interests created by the Security charge real property or any interest therein such charges and security interests shall secure interest after the occurrence of an Event of Default at the same rates as those in effect prior to such occurrence.

ARTICLE 12 — DEFAULT

12.01  Events of Default

The occurrence of any one or more of the following events (each such event being herein referred to as an “Event of Default”) shall constitute a default under this Agreement:

(a) if the Borrower fails to pay any amount of principal of any Advance when due; or

(b) if the Borrower fails to pay any interest, fees or other Obligations when due and payable and such non-payment continues for a period of two (2) Business Days; or

(c) if the Borrower fails to observe or perform any of the financial covenants in Section 10.02; or

(d) there shall have occurred a Material Adverse Effect; or

(e) if the Borrower fails to observe or perform any of the covenants contained in Section 10.01(23), 10.01(24), 10.01(26) or Section 10.04; or

(f) if any Obligor neglects to observe or perform any covenant or obligation contained in this Agreement or any other Loan Document (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section 12.01) and the Borrower shall fail to remedy such default within fifteen (15) days from the date of non-compliance; or

(g) if any representation or warranty made by any Obligor in this Agreement, any Loan Document or in any certificate or other document at any time delivered hereunder to the Agent or the Lenders shall prove to have been incorrect and the Borrower shall have failed to remedy such default within the fifteen (15) days from the date of the occurrence of such event; or

(h) if any Obligor ceases or threatens to cease to carry on business generally or admits its inability or fails to pay its debts generally; or

(i) if any Obligor (i) fails to make any payment when such payment is due and payable to any Person in relation to any Debt which in the aggregate principal amount then outstanding is in excess of $250,000 and such payment is not made within any applicable cure or grace period; (ii) defaults in the observance or performance of any other agreement or condition in relation to any such indebtedness to any Person which in the aggregate principal amount then outstanding is in excess of $250,000 or contained in any instrument or agreement evidencing, securing or relating thereto and such default is not waived or cured within any applicable cure or grace period; or (iii) or any other event shall occur or condition exist, the effect of which default or other condition is to cause, or to permit the holder of such Debt to cause, such Debt to become due prior to its stated maturity date; or

(j) if any Obligor denies its obligations under any Loan Document or claims any of the Loan Documents to be invalid or withdrawn in whole or in part; or

(k) any of the Loan Documents or any material provision of any of them becomes unenforceable, unlawful or is changed by virtue of legislation or by a court, statutory board or commission, if any Obligor does not, within five (5) Business Days of receipt of notice of such Loan Document or material provision becoming unenforceable, unlawful or being changed and being provided with any required new agreement or amendment for execution, replace such Loan Document with a new agreement that is in form and substance satisfactory to the Majority Lenders or amend such Loan Document to the satisfaction of the Majority Lenders; or

(l) if a decree or order of a court of competent jurisdiction is entered adjudging an Obligor a bankrupt or insolvent or approving a petition seeking the winding-up of an Obligor under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code or the Winding-Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or issuing sequestration or process of execution against any substantial part of the assets of an Obligor or ordering the winding up or liquidation of its affairs; or

(m) if any Obligor becomes insolvent, makes any assignment in bankruptcy or makes any other similar assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other Person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such a petition; or

(n) if any proceeding or filing shall be instituted or made against any Obligor seeking to have an order for relief entered against such Obligor as debtor or to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition under any law relating to bankruptcy, insolvency, reorganization or relief or debtors (including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada)), or seeking appointment of a receiver, trustee, custodian or other similar official for such Obligor or for any substantial part of its properties or assets unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or permanently stayed within thirty (30) days of institution; or

(o) if an Encumbrancer takes possession by appointment of a receiver, receiver and manager, or otherwise of any material portion of the Property of any Obligor; or

(p) if a final judgment, execution, writ of seizure and sale, sequestration or decree for the payment of money due shall have been obtained or entered against an Obligor in an amount in excess of $250,000 (individually or in the aggregate for all Obligors) and such judgment, execution, writ of seizure and sale, sequestration or decree shall not have been and remain vacated, satisfied, discharged or stayed pending appeal within the applicable appeal period; or

(q) if any of the Security shall cease to be a valid and perfected first priority security interest subject only to Permitted Encumbrances and the Borrower shall have failed to remedy such default within five (5) Business Days; or

(r) if a Material Contract is terminated prior to its stated maturity date or if a Material Licence is revoked, expired or rescinded and such Material Contract or Material Licence is not reinstated on comparable terms or replaced within fifteen (15) days after its termination, revocation, expiration or rescission, as the case may be; or

(s) the institution of any steps by any Obligor or any applicable regulatory authority to terminate a Pension Plan (wholly or in part) if, as a result of such termination, any Obligor is required to make an additional contribution to such Pension Plan, or to incur an additional liability or obligation to such Pension Plan, equal to or in excess of $100,000 or the equivalent thereof in another currency; or

(t) if any report of the Auditor with respect to the Borrower’s audited financial statement contains any qualification which is unacceptable to the Lenders acting reasonably; or

(u) if the Borrower fails to purchase at least 50% plus one share of the voting shares of Wavecom pursuant to the Wavecom Offer in accordance with the terms of the Wavecom Offer Documents; or

(v) if (i) all of the Wavecom Debentures purchased by French Bidco are not redeemed by Wavecom within forty-five (45) days following the applicable settlement date upon which such Wavecom Debentures are purchased, or (ii) the Agent believes, in its reasonable judgement, that Wavecom will not have the cash necessary to redeem all of the Wavecom Debentures purchased by the Borrower within such forty-five (45) day period; or

(w) if either the Borrower, the Presenting and Guaranteeing Bank or Wavecom fails to observe or perform any of the covenants in the Support Agreement, the Mandate Letter or any of the other Wavecom Offer Documents; or

(x) if the Lazard Letter of Credit issued by the Issuing Bank under the Term Facility is not delivered for cancellation to the Issuing Bank within five (5) Business Days following confirmation from the Borrower that the Wavecom Offer has lapsed or is terminated for any reason; or

(y) if any shareholder party to a Lock-Up Agreement renounces its obligations to tender its shares thereunder except as otherwise permitted in accordance with the terms provided for in the applicable Lock-Up Agreement; or

(z) for any Obligor incorporated in France, any corporation action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of such Obligor; (ii) a composition, compromise, assignment or arrangement with any creditor of such Obligor; (iii) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of such Obligor or any of its assets; (iv) such Obligor commences proceedings for conciliation in accordance with articles L.611-4 to L.611-15 of the French Code de Commerce; or (v) a judgement for sauvegarde, redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire is entered in relation to such Obligor under articles L.620-1 to L.670-8 of the French Code de Commerce; or

(aa) in relation to any Obligor incorporated in Luxembourg (i) a concordat préventif de faillite, a gestion controlée, a sursis de paiement, a liquidation judiciaire, a bankruptcy, a general agreement with any of its creditors, or any other similar legal procedure, liquidation, bankruptcy or insolvency proceedings occurs; or (ii) a commissaire à la gestion controlee, a liquidateur judiciaire, a curateur, a commissaire, or any similar officer is appointed; or

(bb) if any proceeding or filing shall be instituted or made against Wavecom or any of it Subsidiaries seeking to have an order for relief entered against any such Person as debtor or to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition under any law relating to bankruptcy, insolvency, reorganization or relief or debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its properties or assets unless the same is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or permanently stayed within thirty (30) days of institution; or

(cc) if a Change of Control of the Borrower occurs; or

(dd) if either of the French Bidco Loan Agreements is amended, modified or terminated or if any of the terms or conditions of either of the French Bidco Loan Agreements are waived for any reason.

12.02  Acceleration and Termination of Rights

If any Event of Default shall occur and be continuing, all Obligations owing by the Borrower under the Loan Documents shall, at the option of the Agent upon receipt of instructions from the Majority Lenders and upon written notice to the Borrower, become immediately due and payable at the rate or rates determined as herein provided, to the date of actual payment thereof, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by each Obligor; provided, if any Event of Default described in Section 12.01(h) or 12.01(l) through (n) with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate without the requirement for notice to the Borrower, and the outstanding principal amount of all Advances and all other Obligations shall automatically be and become immediately due and payable. In such event either the Lenders or the Agent on their behalf may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against any Obligor authorized or permitted by law for the recovery of all the Obligations of the Borrower to the Lenders and proceed to exercise any and all rights hereunder and under the Security and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

12.03  Payment of Bankers’ Acceptances and Letters of Credit

If the Borrower does not pay to the Agent for the account of the Lenders the principal amount of any unmatured Bankers’ Acceptance or BA Equivalent Note or the face amount of any unexpired Letter of Credit required to be paid pursuant to Section 12.02, the Agent on behalf of the Lenders shall have the option at any time without notice to the Borrower to give notice to the Lenders to make an Advance to the Borrower equal to the principal amount of all unmatured Bankers’ Acceptances or BA Equivalent Notes and the face amount of all unexpired Letters of Credit. The proceeds of such Advance shall be held by the Agent in a non-interest bearing cash collateral account for the benefit of the Borrower and shall be applied in payment of such Bankers’ Acceptances or BA Equivalent Notes as they mature and such Letters of Credit if payment is required thereunder or otherwise as the Agent may require. The Borrower shall execute and deliver as security for such Advance all such security as the Lenders may deem necessary or advisable including, without limitation, an assignment of credit balance in respect of such cash collateral account.

12.04  Remedies Cumulative and Waivers

(1) For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Lenders and the Agent hereunder or under any other Loan Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or by the Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other document or instrument executed pursuant to this Agreement shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of the Lenders and the Agent may be lawfully entitled for such default or breach. Any waiver by the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lenders or the Agent shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lenders or the Agent under this Agreement or any other Loan Document or instrument executed pursuant to this Agreement as a result of any other default or breach hereunder or thereunder.

(2) The Agent and the Lenders are not under any obligation to the Obligors or any other Person to realize upon any collateral or enforce the Security or any part thereof or to allow any of the collateral to be sold, dealt with or otherwise disposed of. Neither the Agent nor the Lenders are responsible or liable to the Obligors or any other Person for any loss or damage arising from such realization or enforcement or the failure to do so or for any act or omission on their respective parts or on the part of any director, officer, employee, agent or adviser of any of them in connection with any of the foregoing.

12.05  Termination of Lenders’ Obligations

The occurrence of an Event of Default shall relieve the Lenders of all obligations to provide any further Advances hereunder whether by rollover, conversion or otherwise, by way of Bankers’ Acceptances (and BA Equivalent Notes), LIBOR Advances or Letters of Credit; provided that the foregoing shall not prevent the Lenders from disbursing money hereunder in reduction of then outstanding Bankers’ Acceptances and Letters of Credit. For greater certainty any such Advances shall be at the sole discretion of the Lenders. The Agent may reallocate all Advances pro rata among the Lenders in such manner as the Agent determines is equitable.

12.06  Saving

The Lenders shall not be under any obligation to the Borrower or any other Person to realize any collateral or enforce the Security or any part thereof or to allow any of the collateral to be sold, dealt with or otherwise disposed of. The Lenders shall not be responsible or liable to the Obligors or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the collateral or any part thereof or the failure to allow any of the collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that a Lender may be responsible or liable for any loss or damage arising from the wilful misconduct or gross negligence of that Lender.

12.07  Perform Obligations

If an Event of Default has occurred and is continuing and if the Borrower has failed to perform any of its covenants or agreements in the Loan Documents, the Majority Lenders, may, but shall be under no obligation to, instruct the Agent on behalf of the Lenders to perform any such covenants or agreements in any manner deemed fit by the Majority Lenders without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) paid by the Agent and the Lenders in respect of the foregoing shall be an Obligation and shall be secured by the Security.

12.08  Third Parties

No Person dealing with the Lenders or any agent of the Lenders shall be required to inquire whether the Security has become enforceable, or whether the powers which the Lenders or the Agent are purporting to exercise have been exercisable, or whether any Obligations remain outstanding upon the security thereof, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by such Security or any part thereof.

12.09  Set-Off or Compensation

In addition to and not in limitation of any rights now or hereafter granted under applicable law, if repayment is accelerated pursuant to Section 12.02, the Lenders, or any of them, may at any time and from time to time without notice to the Borrower or any other Person, any notice being expressly waived by the Borrower, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Lenders, or any of them, to or for the credit of or the account of the Borrower, against and on account of the Obligations notwithstanding that any of them are contingent or unmatured.

12.10  Realization of Security

(1) Each of the Lenders acknowledges that the Agent holds the Security to secure the Obligations and upon the event of the occurrence of an Event of Default, the Agent shall act on the written instructions of the Majority Lenders as provided in this Agreement and shall distribute the net sale proceeds of realization of the Security to the Lenders in accordance with their Proportionate Share of the Obligations and in accordance with Section 12.11.

(2) For the purpose of the Security governed by French law (the “French Security”), and in addition to Section 12.10(1), each of the Lenders hereby appoints the Agent as its agent (mandataire) and the Agent hereby accepts such appointment in accordance with Article 1984 and seq. of the French Code Civil in order to execute on their behalf and for their account any French Security document, to take all steps, perform and enforce their respective rights under each French Security, to execute any documents necessary to release the French Security, create any new security, carry out all formalities relating to any French Security and to receive any proceeds in connection thereto, on behalf of the Lenders as set out in Section 12.11.

12.11  Application of Payments

Notwithstanding any other provision of this Agreement, the proceeds of realization of the Security or any portion thereof shall be distributed in the following order:

(i) first, in payment of all costs and expenses incurred by the Agent in connection with such realization, including legal, accounting and receivers’ fees and disbursements;

(ii) second, in payment of all costs and expenses incurred by the Lenders in connection with such realization, including legal, accounting and receivers’ fees and disbursements

(iii) third, against the Obligations to each Lender (but with respect to Hedge Arrangements, limited to Qualifying Hedge Arrangements) in accordance with its Proportionate Share;

(iv) fourth, against all other Obligations owing to the Lenders pursuant to Hedge Arrangements that were not paid in Section (iii) above to each Lender based on the amount owing to such Lender divided by the aggregate amount owing to all Lenders; and

(v) fifth, if all Obligations of the Borrowers listed above have been paid and satisfied in full, any surplus proceeds of realization shall be paid to the applicable Borrower unless otherwise required in accordance with Applicable Law.

12.12  Consultant

The Borrower agrees that, at any time after the occurrence of and during the continuance of an Event of Default and upon written request delivered by the Agent, it shall appoint a financial consultant (hereinafter referred to as the “Consultant”) for the purposes of reviewing the operations of the Obligors from time to time thereafter. The terms of the Consultant’s scope of duties, shall be settled by the Borrower with the consent of the Agent, provided that such terms may be settled by the Agent and the Lenders if agreement with the Borrower is not reached within five (5) days of the date of the Agent’s request on behalf of the Lenders. The Borrower consents, and shall cause each Obligor to consent, at all times to a free exchange of information or the particulars of any such information exchanged at any time.

ARTICLE 13 — THE AGENT AND THE LENDERS

13.01  Knowledge and Required Action

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than the non-payment of any principal, interest or other amount to the extent the same is required to be paid to the Agent for the account of the Lenders) unless the Agent has received notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is given pursuant to this Section. In the event that the Agent receives such a notice, it shall give prompt notice thereof to the Lenders, and shall also give prompt notice to the Lenders of each non-payment of any amount required to be paid to the Agent for the account of the Lenders. The Agent shall, subject to Section 13.02 take such action with respect to such Default or Event of Default as shall be directed by the Lenders in accordance with this Article 13 provided that, unless and until the Agent shall have received such direction the Agent may, but shall not be obliged to, take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders; and provided further that the Agent in any case shall not be required to take any such action which it determines to be contrary to the Loan Documents or to any Applicable Law.

13.02  Request for Instructions

The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which, by the terms of any of the Loan Documents, the Agent is permitted or required to take or to grant, and the Agent shall be absolutely entitled to refrain from taking any such action or to withhold any such approval and shall not be under any liability whatsoever as a result thereof until it shall have received such instructions from the Lenders. No Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under the Loan Documents in accordance with instructions from the Lenders. The Agent shall in all cases be fully justified in failing or refusing to take or continue any action under the Loan Documents unless it shall have received further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 7.5 of Schedule AA against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action, and unless it shall be secured in respect thereof as it may deem appropriate.

13.03  Actions by Lenders

(1) Any consent, approval (including without limitation any approval of or authorization for any amendment to any of the Loan Documents), instruction or other expression of the Lenders under any of the Loan Documents may be obtained by an instrument in writing signed in one or more counterparts by the Majority Lenders, or where required by Section 13.03(3) all of the Lenders or affected Lenders, as the case may be, (which instrument in writing, for greater certainty, may be delivered by facsimile).

(2) Any consent, approval (including without limitation any approval of or authorization for any amendment to any of the Loan Documents), instruction or other expression of the Lenders hereunder may also be included in a resolution that is submitted to a meeting or adjourned meeting of the Lenders duly called and held for the purpose of considering the same as hereinafter provided and shall be deemed to have been obtained if such resolution is passed by the affirmative vote of not less than 66 2/3% (or 100% in the event that there are fewer than five (5) Lenders) of the votes given on a poll of the Lenders with respect to such resolution. A meeting of Lenders may be called by the Agent and shall be called by the Agent upon the request of any two Lenders. Every such meeting shall be held in the City of Toronto or at such other reasonable place as the Agent may approve. At least seven days notice of the time and place of any such meeting shall be given to the Lenders and shall include or be accompanied by a draft of the resolutions to be submitted to such meeting, but the notice may state that such draft is subject to amendment at the meeting or any adjournment thereof. The Lenders who are present in person or by proxy at the time and place specified in the notice shall constitute a quorum. A person nominated in writing by the Agent shall be chairman of the meeting. Lenders representing no less than 60% of the outstanding Advances must be present at a meeting or adjourned meeting. Upon every poll taken at any such meeting every Lender who is present in person or represented by a proxy duly appointed in writing (who need not be a Lender) shall be entitled to one vote in respect of each $1 of its Commitment. In respect of all matters concerning the convening, holding and adjourning of Lenders’ meetings, the form, execution and deposit of instruments appointing proxies and all other relevant matters, the Agent may from time to time make such reasonable regulations not inconsistent with this subsection 13.03(2) as it shall deem expedient and any regulations so made by the Agent shall be binding upon the Borrower, the Agent and the Lenders.

(3) Notwithstanding subsection 13.03(1), without the consent of all the Lenders the Agent may not take the following actions:

(a) amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Credit Facilities, reduce the fees payable, reduce interest rates or other amounts payable with respect to the Credit Facilities, extend any date fixed for payment of principal, interest or other amounts payable relating to the Credit Facilities, extend the repayment dates of the Credit Facilities, change the definition of Majority Lenders or Applicable Margin;

(b) amend Section 3.03;

(c) amend, modify, discharge, terminate or waive any of the Security (which, for certainty, includes guarantees) if the effect is to release a material part of the Property subject thereto otherwise than pursuant to the terms hereof or thereof; or

(d) amend this Section 13.03(3).

(4) An instrument in writing from the Majority Lenders (any such instrument in writing being an “Approval Instrument”) shall (subject to the terms of Section 13.03(3)) be binding upon all of the Lenders, and the Agent (subject to the provisions for its indemnity contained in this Agreement) shall be bound to give effect thereto accordingly. For greater certainty, to the extent so authorized in the Approval Instrument, the Agent shall be entitled (but not obligated) to execute and deliver on behalf of the Agent and all of the Lenders, without the requirement for the execution by any other Lender or Lenders, any consents, waivers, documents or instruments (including without limitation any amendment to any of the Loan Documents) necessary or advisable in the opinion of the Agent to give effect to the matters approved by the Majority Lenders or all of the Lenders, as the case may be, in any Approval Instrument.

13.04  Provisions for Benefit of Lenders Only

The provisions of this Article 13, other than this Section 13.04 and the rights of the Borrower to receive notice as specified in this Article 13 relating to the rights and obligations of the Lenders and the Agent inter se shall be operative as between the Lenders and the Agent only, and the Obligors shall not have any rights under or be entitled to rely for any purposes upon such provisions.

13.05  Payments by Agent

(1) For greater certainty, the following provisions shall apply to any and all payments made by the Agent to the Lenders hereunder:

(a) the Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Agent from the Borrower;

(b) if the Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrower under this Agreement, then subject to Section 8.02 the Agent shall have no obligation to remit to each Lender any amount other than such Lender’s Proportionate Share of that amount which is the amount actually received by the Agent;

(c) if any Lender advances more or less than its Proportionate Share of Credit Facilities, such Lender’s entitlement to such payment shall be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Lender;

(d) the Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination shall, in the absence of manifest error, be binding and conclusive;

(e) upon request, the Agent shall deliver a statement detailing any of the payments to the Lenders referred to herein; and

(f) all payments by the Agent to a Lender hereunder shall be made to such Lender at its address set forth in the signature pages on this Agreement or on the applicable Assignment and Assumption unless notice to the contrary is received by the Agent from such Lender.

(2) Unless the Agent has actual knowledge that the Borrower has not made or will not make a payment to the Agent for value on the date in respect of which the Borrower has notified the Agent that the payment will be made and except to the extent that the Agent has received notice under Section 8.02, the Agent shall be entitled to assume that such payment has been or will be received from the Borrower when due and the Agent may (but shall not be obliged to), in reliance upon such assumption, pay the Lenders corresponding amounts. If the payment by the Borrower is in fact not received by the Agent on the required date and the Agent has made available corresponding amounts to the Lenders, the Borrower shall, without limiting its other obligations under this Agreement, indemnify the Agent against any and all liabilities, obligations, losses (other than loss of profit), damages, penalties, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on or incurred by the Agent as a result. A certificate of the Agent with respect to any amount owing by the Borrower under this Section shall be prima facie evidence of the amount owing in the absence of manifest error.

13.06  Acknowledgements, Representations and Covenants of Lenders

(1) Each Lender represents and warrants that it has the legal capacity to enter into this Agreement pursuant to its charter and any applicable legislation and has not violated its charter, constating documents or any applicable legislation by so doing.

(2) Each of the Lenders acknowledges and confirms that in the event that the Agent does not receive payment in accordance with this Agreement, it shall not be the obligation of the Agent to maintain the Credit Facilities in good standing nor shall any Lender have recourse to the Agent in respect of any amounts owing to such Lender under this Agreement.

(3) Each Lender acknowledges and agrees that its obligation to advance its Proportionate Share of Advances in accordance with the terms of this Agreement is independent and in no way related to the obligation of any other Lender hereunder.

(4) Each Lender hereby acknowledges receipt of a copy of this Agreement and acknowledges that it is satisfied with the form and content of such documents.

(5) Except to the extent recovered by the Agent from the Borrower, promptly following demand therefor, each Lender shall pay to the Agent an amount equal to such Lender’s Proportionate Share of any and all reasonable costs, expenses, claims, losses and liabilities incurred by the Agent in connection with this Agreement except for those incurred by reason of the Agent’s negligence or wilful misconduct.

(6) Each Lender shall respond promptly to each request by the Agent for the consent of such Lender required hereunder.

(7) Each Lender that assigns all or a portion of its rights and obligations under this Agreement shall pay to the Agent a processing and recordation fee of $3,500 with respect to each such assignment in accordance with Section 10(b)(vi) of Schedule AA.

13.07  Rights of Agent

(1) In administering the Credit Facilities, the Agent may retain, at the expense of the Lenders if such expenses are not recoverable from the Borrower, such solicitors, counsel, auditors and other experts and agents as the Agent may select, in its sole discretion, acting reasonably and in good faith after consultation with the Lenders.

(2) The Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed by the proper individual or individuals, and shall be entitled to rely and shall be protected in relying as to legal matters upon opinions of independent legal advisors selected by it. The Agent may also assume that any representation made by the Borrower is true and that no Default or Event of Default has occurred unless the officers or employees of the Lender acting as Agent, active in their capacity as officers or employees responsible for the Borrower’s account, have received notice to the contrary from any other party to this Agreement.

(3) Except in its own right as a Lender, the Agent shall not be required to advance its own funds for any purpose, and in particular, shall not be required to pay with its own funds insurance premiums, taxes or public utility charges or the cost of repairs or maintenance with respect to the assets which are the subject matter of the Security, nor shall it be required to pay with its own funds the fees of solicitors, counsel, auditors, experts or agents engaged by it as permitted hereby.

(4) The Agent may round an individual Lender’s Proportionate Share of any Advance to the nearest $1,000 in Canadian Dollars or United States Dollars, as the case may be.

(5) The Agent shall be entitled to scan and provide by email to the Lenders all financial information it receives from the Borrower pursuant to Section 10.03.

ARTICLE 14 — GENERAL

14.01  Exchange and Confidentiality of Information

The Borrower authorizes and consents to the reproduction, disclosure and use by the Agent and Lenders of information about the Borrower (including, without limitation, the Borrower’s name and any identifying logos) and the transactions herein contemplated to enable the Agent and/or the Lenders to publish promotional “tombstones” and other forms of notices of the transactions contemplated herein in any manner and in any media (including, without limitation, brochures) although such disclosure shall not reference the purchase price and the use of such information shall be subject to the prior approval of the Borrower acting reasonably. The Borrower acknowledges and agrees that the Agent or any Lender shall be entitled to determine, in its discretion, whether to use such information, that no compensation will be payable by the Agent or any Lender resulting therefrom, and that the Agent and the Lender shall have no liability whatsoever to the Borrower or any of its employees, officers, directors, affiliates or shareholders in obtaining and using such information in accordance with the terms hereof.

14.02  Nature of Obligations under this Agreement

(1) The obligations of each Lender and of the Agent under this Agreement are several and not joint and several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders, the Agent or the Borrower of any of their respective obligations hereunder.

(2) Neither the Agent nor any Lender shall be responsible for the obligations of any other Lender hereunder.

14.03  Addresses, Etc. for Notices

Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by facsimile or other electronic means of communication addressed to the respective parties as follows:

To the Borrower:

Sierra Wireless, Inc.
13811 Wireless Way
Richmond, British Columbia
V6V 3A4
Attention: Chief Financial Officer
Facsimile No. (604) 233-1103

with a copy to:

Blake, Cassels & Graydon LLP
595 Burrard Street, P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver, British Columbia
V7X 1L3
Attention: Jocelyn M. Kelley
Facsimile No. 604-631-3309

To the Agent:

The Toronto-Dominion Bank, as Agent
Royal Trust Tower
77 King Street West, 18th Floor
Toronto, Ontario,
M5K 1A2
Attention: Vice President, Loan Syndications — Agency
Facsimile No. 416-982-5535

in the case of any Lender or the Agent, with a copy to:

McCarthy Tétrault LLP
Suite 4700
Toronto Dominion Bank Tower
Toronto, Ontario
M5K 1E6
Attention: Joel Scoler
Facsimile: (416) 868-0673

or to such other address or facsimile number as any party may from time to time notify the others in accordance with this Section 14.03. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by telex or other electronic means of communication, on the first Business Day following the transmittal thereof.

14.04  Governing Law and Submission to Jurisdiction

British Columbia is the Province for the purpose of Sections 11(a) and (b) of Schedule AA.

14.05  Judgement Currency

(1) If for the purpose of obtaining or enforcing judgment against the Borrower or any Obligor in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 14.05 referred to as the “Judgement Currency”) an amount due in Canadian Dollars, United States Dollars or Euros under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding:

(a) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of British Columbia or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(b) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 14.05(1)(b) being hereinafter in this Section 14.05 referred to as the “Judgement Conversion Date”).

(2) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 14.05(1)(b), there is a change in the rate of exchange prevailing between the Judgement Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgement Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars, United States Dollars or Euros, as the case may be, which could have been purchased with the amount of Judgement Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgement Conversion Date.

(3) Any amount due from the Borrower under the provisions of Section 14.05(2) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(4) The term “rate of exchange” in this Section 14.05 means the noon rate of exchange based on Canadian interbank transactions in Canadian Dollars, United States Dollars or Euros, as the case may be, in the Judgement Currency published or quoted by the Bank of Canada for the day in question, or if such rate is not so published or quoted by the Bank of Canada, such term shall mean the Equivalent Amount of the Judgement Currency.

14.06  Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the Borrower, the Lenders, the Agent and their respective permitted successors and permitted assigns.

14.07  Survival

The provisions of Section 9 of Schedule AA shall survive the repayment of all Advances, whether on account of principal, interest or fees, and the termination of this Agreement, unless a specific release of such provisions by the Agent, on behalf of the Lenders, is delivered to the Borrower.

14.08  Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.09  Whole Agreement

This Agreement (along with the other Loan Documents) constitutes the whole and entire agreement between the parties hereto and cancels and supersedes any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof.

14.10  Further Assurances

The Borrower shall provide and shall cause the Obligors to provide the Agent and the Lenders with such other documents, opinions, consents, acknowledgements and agreements as are within their control and reasonably necessary to implement this Agreement or the other Loan Documents from time to time.

14.11  Time of the Essence

Time shall be of the essence of this Agreement.

14.12  Delivery by Facsimile Transmission

This Agreement may be executed and delivered by facsimile transmission and each of the parties hereto may rely on such facsimile signature as though such facsimile signature were an original signature.

14.13  Anti-Money Laundering Legislation

(1) The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(2) If the Agent have ascertained the identity of the Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Agent:

(a) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(b) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agents have no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.